UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.   )

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AMERICAN FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2014

American Financial Group, Inc.
Annual Meeting of Shareholders

Meeting Notice
Proxy Statement

Cincinnati, Ohio
April 4, 2014

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Wednesday, May 21, 2014, in Cincinnati, Ohio. In connection with the meeting, we will report on our operations and you will have an opportunity to meet your Company’s directors and senior executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.

We are pleased once again to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2013 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. The Notice also instructs you on how to submit your proxy over the Internet. We believe that this process will allow us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

We want your shares to be represented at the meeting and urge you to vote using our Internet or telephone voting systems or by promptly returning a properly completed proxy card.

Karl J. Grafe
Vice President and Secretary

ANNUAL MEETING OF SHAREHOLDERS

Meeting Notice

AMERICAN FINANCIAL GROUP, INC.
301 East Fourth Street
Cincinnati, Ohio 45202

The approximate availability date of the proxy statement and the proxy card is April 4, 2014. Your vote is important. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting provided that you comply with the procedures set forth in the proxy statement which accompanies this Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting, you may either vote by proxy or vote in person.

A broker is not permitted to vote on the election of directors or the advisory resolution to approve named executive officer compensation or the shareholder proposal without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, unless you vote your shares, your shares will not be voted regarding these proposals.

We encourage you to read the proxy statement and vote your shares as soon as possible.

AMERICAN FINANCIAL GROUP, INC.

2014 Proxy Statement — Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

General Information

Meeting: Annual Meeting of Shareholders

Date: May 21, 2014

Time: 11:00 a.m. Eastern Daylight Time

Location: Great American Insurance Group Tower, 18th Floor, 301 East Fourth Street, Cincinnati, Ohio

Record Date: March 25, 2014

Common Stock Outstanding: 89,660,296 shares (excluding 14,940,627 held by our subsidiaries which are not entitled to vote)

Stock Symbol: AFG

Exchange: NYSE and NASDAQ

State of Incorporation: Ohio

Corporate Website: www.AFGinc.com

Corporate Governance

Director Term: One year

Director Election Standard: Majority vote

Board Meetings in 2013: 7

Board Committees (Meetings in 2013):

Audit (9), Compensation (3), Governance (6)

Corporate Governance Materials:
www.AFGinc.com — Company

Items to be Voted On

1. Election of 11 Directors

Director Nominees:

Carl H. Lindner III
S. Craig Lindner
Kenneth C. Ambrecht (Independent)
John B. Berding
Joseph E. (Jeff) Consolino
Virginia “Gina” C. Drosos (Independent)
James E. Evans
Terry S. Jacobs (Independent)
Gregory G. Joseph (Independent)
William W. Verity (Independent)
John I. Von Lehman (Independent)

2.	Ratification of Independent Registered Public Accounting Firm
3.	Advisory Vote to Approve Compensation of Named Executive Officers (“say on pay”)
4.	Approve Annual Senior Executive Bonus Plan
5.	Consider Shareholder Proposal, if Properly Presented

Company Communications

Company Secretary: By mail to:

Karl J. Grafe
Vice President, Assistant General
  Counsel & Secretary
Great American Insurance Group Tower
American Financial Group, Inc.
301 East Fourth Street, 27th Floor
Cincinnati, Ohio 45202

Board:	By mail to the Company Secretary at the above address or:

Gregory G. Joseph
Chairman of the Audit Committee
American Financial Group, Inc.
Great American Insurance Group Tower
301 East Fourth Street
Cincinnati, Ohio 45202

i

ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement

ii

Information about the Annual Meeting and Voting

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on
Wednesday, May 21, 2014. The Proxy Statement and Annual Report to Shareholders and Form 10-K
(the “Proxy Materials”) are available at www.AFGinc.com.

Why did I receive these proxy materials?

You received these proxy materials because you are a shareholder of the Company. The Board is providing these proxy materials to you in connection with our annual meeting to be held on May 21, 2014. As a shareholder of the Company, you are entitled to vote on the important proposals described in this proxy statement. Since it is not practical for all shareholders to attend the annual meeting and vote in person, the Board is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is your legal designation of another person to vote the common shares you own at the annual meeting. By completing and returning the proxy card(s), which identifies the individuals or trustees authorized to act as your proxy, you are giving each of those individuals authority to vote your common shares as you have instructed. By voting via proxy, each shareholder is able to cast his or her vote without having to attend the annual meeting in person.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your common shares in different ways (e.g., trusts, custodial accounts, joint tenancy) or in multiple accounts. If your common shares are held by a broker or bank (i.e., in “street name”), you will receive your proxy card and other voting information from your broker, bank, trust, or other nominee. It is important that you complete, sign, date, and return each proxy card you receive, or vote using the telephone, or by using the Internet (as described in the instructions included with your proxy card(s) or in the Notice of Internet Availability of Proxy Materials).

Why didn’t I receive paper copies of the proxy materials?

As permitted by the Securities and Exchange Commission, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. We believe this delivery method expedites your receipt of materials, while also lowering costs and reducing the environmental impact of our annual meeting. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and how to vote online.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the notice. The Notice of Internet Availability of Proxy Materials has been mailed to shareholders on or about April 8, 2014, and provides instructions on how you may access and review the proxy materials on the Internet.

What is the record date and what does it mean?

The Board established March 25, 2014 as the record date for the annual meeting of shareholders to be held on May 21, 2014. Shareholders who own common shares of the Company at the close of business on the record date are entitled to notice of and to vote at the annual meeting.

What is the difference between a “registered shareholder” and a “street name shareholder”?

These terms describe how your common shares are held. If your common shares are registered directly in your name with American Stock Transfer & Trust Company, our transfer agent, you are a “registered shareholder.” If your common shares are held in the name of a brokerage, bank, trust, or other nominee as a custodian, you are a “street name shareholder.”

How many common shares are entitled to vote at the annual meeting?

As of the record date, there were 89,660,296 shares of common stock outstanding and eligible to vote. This number does not include 14,940,627 shares held by subsidiaries of AFG which, under Ohio law, are not entitled to vote and are not considered to be outstanding for purposes of the meeting.

How many votes must be present to hold the annual meeting?

A majority of the Company’s outstanding common shares as of the record date must be present in order for us to hold the annual meeting. This is called a quorum. Broker “non-votes” and abstentions are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular item

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and has not received instructions from the beneficial owner. Proposal 2 is the only routine matter on this year’s ballot that may be voted on by brokers without instructions from beneficial owners.

What vote is required to approve each proposal?

Shareholders are entitled to one vote per share of common stock on all matters submitted for consideration at the Annual Meeting. The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting is required for the election of directors, approval of the advisory resolution to approve named executive officers’ compensation and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 and the approval of the shareholder proposal, if properly presented at the meeting.

Abstentions will not count as a vote for or against any of these proposals.

What if a nominee for director fails to receive more votes in favor of election than votes withheld?

Beginning with our 2013 annual meeting, we adopted majority voting procedures for the election of directors in uncontested elections. If one of our incumbent nominees fails to receive more votes in favor than votes withheld, our Regulations require the nominee to promptly tender his or her resignation to the Board. Our Corporate Governance Committee will then make a recommendation to the full Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will then decide whether to accept or reject the resignation, taking into account the Corporate Governance Committee’s recommendation. The determination of our Board of Directors and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our meeting. If the incumbent director’s resignation is not accepted by our Board of Directors, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board of Directors, then our Board of Directors may fill any resulting vacancy or decrease the size of the Board of Directors.

Where will I be able to find voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will also publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting.

How do I vote my common shares?

(1) On the Internet:  Go to www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

(2) By Telephone:  Call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.

(3) By Mail:  Request, complete and return a paper proxy card, following the instructions on your Notice.

(4) In Person:  Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted, or you may request the record holder to issue you a proxy covering your shares.

Can I change my vote after I have mailed in my proxy card(s) or submitted my vote using the Internet or telephone?

Yes, whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to the Company’s Secretary, at the address set forth under “2014 Proxy Statement — Summary —  Company Communications” or by voting in person at the meeting.

What if I hold shares through the Company’s Retirement and Savings Plan?

If you are a participant in the Company’s retirement and savings plan with a balance in the AFG Common Stock Fund, the accompanying proxy card shows the number of shares of common stock attributed to your account balance, calculated as of the record date. In order for your plan shares to be voted in your discretion, you must vote at least two business days prior to the day of the meeting (by the end of the day on May 16, 2014) either by Internet, telephone, or returned properly signed proxy card. If you choose not to vote or if you return an invalid or

2014 Proxy Statement | General Information

pg. 2

unvoted proxy card, the Administrative Plan Committee, consisting of four current or former senior executive officers of the Company, will vote your plan shares in the Committee’s sole discretion. Plan participants’ votes will be processed by the plan trustee, and will not be disclosed to the Company.

How will my proxy be voted?

If you complete, sign, date, and return your proxy card(s) or vote by telephone or by using the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your common shares will be voted for each of the proposals as the Board recommends.

What if my common shares are held in “street name” by my broker?

You should instruct your broker how you would like to vote your shares by using the written instruction form and envelope provided by your broker. If you do not provide your broker with instructions, under the rules of the New York Stock Exchange (“NYSE”), your broker may, but is not required to, vote your common shares with respect to certain “routine” matters. However, on other matters, when the broker has not received voting instructions from its customers, the broker cannot vote the shares on the matter and a “broker non-vote” occurs. Proposal 2 is the only routine matter on this year’s ballot to be voted on by the shareholders. Proposals 1, 3, 4 and 5 are not considered routine matters under the NYSE rules. This means that brokers may not vote your common shares on such proposals if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted. If you hold your common shares in your broker’s name and wish to vote in person at the annual meeting, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to the annual meeting in order to vote in person.

What are the Board’s recommendations on how I should vote my common shares?

•	The Board recommends that you vote your common shares as follows:
•	“FOR” the election of the 11 nominees proposed for the Board of Directors;
•	“FOR” the ratification of the Company’s independent registered public accounting firm;
•	“FOR” the approval, on an advisory basis, of compensation of our named executive officers as disclosed in this proxy statement; and
•	“AGAINST” the shareholder proposal, if properly presented.

Does the Company have cumulative voting?

Yes. Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. If cumulative voting is invoked, the 11 nominees who receive the greatest number of votes will be elected, subject to the tender of resignation and related procedures set forth above with respect to incumbent directors who fail to receive more votes in favor than votes withheld. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to the Company’s corporate secretary not less than 48 hours before the time fixed for the holding of the meeting. The authority solicited by this proxy statement includes discretionary authority to cumulate votes in the election of directors.

Who may attend the annual meeting?

All shareholders are eligible to attend the annual meeting. However, only those shareholders of record at the close of business on March 25, 2014 are entitled to vote at the annual meeting.

2014 Proxy Statement | General Information

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Proposals

Proposal No. 1 — Election of 11 Directors

The Board of Directors oversees the management of the Company on your behalf. The Board reviews AFG’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Co-Chief Executive Officers, setting the scope of their authority to manage the Company’s business day-to-day, and evaluating senior management performance.

Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated 11 individuals to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than 11 nominees. Each nominee brings a strong and unique background and set of qualifications to the Board, giving the Board as a whole competence and experience in a wide variety of areas central to the Company’s businesses, including corporate governance and board service, executive management and entrepreneurial experience and insurance, finance, legal and accounting expertise.

The nominees for election to the Board of Directors are as follows. Information is presented as of March 31, 2014:

Carl H. Lindner Age: 60 Director Since: 1991	Mr. Lindner has been Co-Chief Executive Officer since January 2005, and since 1996, he has served as Co-President of the Company. Until 2010, for over ten years, Mr. Lindner served as President, and since 2010, Mr. Lindner has served as Chairman of Great American Insurance Company, a subsidiary of the Company, and has been principally responsible for the Company’s property and casualty insurance operations. The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as his experience and expertise in its core property and casualty insurance businesses, makes his service on the Board of Directors extremely beneficial to the Company.
S. Craig Lindner Age: 59 Director Since: 1985	Mr. Lindner has been Co-Chief Executive Officer since January 2005, and since 1996, he has served as Co-President of the Company. For more than ten years, Mr. Lindner has been President of our Great American Financial Resources, Inc. subsidiary, and has been principally responsible for the Company’s annuity operations. Until 2011, for over ten years, Mr. Lindner served as President of American Money Management Corporation (“AMMC”), a subsidiary that provides investment services for the Company and certain of its affiliated companies, and Mr. Lindner continues to be primarily responsible for the Company’s investments. Until April 2007, Mr. Lindner was a director of National City Corp. (now a part of PNC Financial Services Group, Inc.). Mr. Lindner and Carl H. Lindner III are brothers. The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as his experience and expertise in its core annuity operations and the Company’s investment portfolio, makes his service on the Board of Directors extremely beneficial to the Company.

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Kenneth C. Ambrecht Age: 68 Director Since: 2005 Board Committees: Compensation Corporate Governance	Mr. Ambrecht has extensive corporate finance experience having worked in the U.S. capital markets for over 30 years. In December 2005, Mr. Ambrecht organized KCA Associates LLC, through which he serves as a consultant to several companies, advising them with respect to financial transactions. From July 2004 to December 2005, he served as a Managing Director with the investment banking firm First Albany Capital. For more than five years prior, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. Prior to that post, Mr. Ambrecht worked with the investment bank Lehman Brothers as Managing Director of its capital markets division. In September 2009, he joined the Board of Directors of Spectrum Brands, Inc., a global consumer products company. For more than five years, Mr. Ambrecht has been a member of the Board of Directors of Fortescue Metals Group Limited, an Australian mining company. Until February 2010, he served on the Board of Directors of Dominion Petroleum Ltd., a Bermuda domiciled company dedicated to exploration of oil and gas reserves in east and central Africa and until 2007 he was a member of the Board of Directors of Great American Financial Resources, Inc. The Board believes that Mr. Ambrecht’s knowledge and experience in the areas of corporate finance, capital markets, capital structures and investment portfolio management benefit the Company in light of its businesses.
John B. Berding Age: 51 Director Since: 2012	Mr. Berding was elected President of AMMC in January 2011. Prior to his election as President, he held a number of investment-related executive positions with AMMC and other AFG subsidiaries, most recently serving as Executive Vice President of AMMC since 2009. Mr. Berding has spent his entire 25-year career as an investment professional with the Company and its affiliates. The Board values Mr. Berding’s knowledge of financial markets and investment management as well as his specific knowledge of the Company’s investment portfolio and strategy and has determined that his ability to contribute his experience on a constant basis as a member of the Board will be invaluable to the Company.
Joseph E. (Jeff) Consolino Age: 47 Director Since: 2012	Mr. Consolino’s service as Executive Vice President and Chief Financial Officer of the Company began in February 2013. He also began serving as Chairman of the Board of the Company’s subsidiary, National Interstate Corporation, in February 2013. Prior to joining the Company, Mr. Consolino served as President and Chief Financial Officer of Validus Holdings, Ltd., a Bermuda-based property and casualty (re)insurance company. During this time, Mr. Consolino also served as Chief Executive Officer, President and founding Director of PαCRe Ltd., a Bermuda-based underwriter of top-layer property reinsurance. Prior to joining Validus in March 2006, Mr. Consolino served as a managing director in Merrill Lynch’s investment banking division. While at Merrill Lynch, Mr. Consolino specialized in insurance company advisory and financing transactions. Mr. Consolino also currently serves on the boards of directors of Validus and AmWINS Group, Inc., a wholesale insurance brokerage based in Charlotte, North Carolina. We believe that Mr. Consolino’s experience serving as president and chief financial officer for both a property and casualty (re)insurance company group and a publicly-traded holding company and his 20 years of experience in insurance-related financial matters give him unique qualifications to serve as a member of our Board.

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Virginia “Gina” C. Drosos Age: 51 Director Since: 2013 Board Committees: Audit Corporate Governance	Ms. Drosos became President of Assurex Health, a personalized medicine company specializing in pharmacogenomics for neuropsychiatric and other disorders, in September 2013. Ms. Drosos was previously employed by the Procter & Gamble Company, a leading multinational manufacturer of consumer packaged goods, most recently serving as Group President, Global Beauty Care, until her retirement in September 2012. Ms. Drosos joined Procter & Gamble in 1987 and held positions of increasing responsibility, including as Group President of Global Female Beauty, Beauty and Grooming from 2010 until August 2011. As a global business unit Group President, Ms. Drosos had responsibility for Procter & Gamble’s Global Beauty Care business unit operations, profit and loss, strategy and long term business development. Ms. Drosos is also a director of Signet Jewelers Limited, a specialty retail jeweler, since July 2012. As a former executive in brand management at one of the world’s leading consumer packaged goods organizations, Ms. Drosos brings valuable skills and insights to the Company. She possesses a broad background in strategic, business and financial planning and operations, deepened by her global perspective developed through leading global businesses and numerous expansions into new geographies during her long tenure with a multinational company.
James E. Evans Age: 68 Director Since: 1985	Mr. Evans serves as an executive consultant to the Company. From 1994 through 2013, Mr. Evans served as Senior Vice President of the Company, and he also served as General Counsel until March 2012 when he was elected Executive Counsel. Prior to that, he served as Vice President and General Counsel of American Financial Corporation, the predecessor to AFG, beginning in 1976. Mr. Evans also previously served on the Boards of Directors of The Penn Central Corporation, Citicasters, Inc. and other companies affiliated with the Company. He began his career in the private practice of law with Keating Muething & Klekamp PLL in 1971. The Board believes that Mr. Evans’ many years of experience with complex legal and business issues involving the Company specifically, as well as his legal and business expertise generally, render his Board service invaluable to the Company.

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Terry S. Jacobs Age: 71 Director Since: 2003 Board Committees: Compensation (Chair) Audit	Mr. Jacobs has served as Chairman and CEO of The JFP Group, LLC, a real estate development company, since September 2005. From its founding in 1996 until September 2005, Mr. Jacobs was Chairman of the Board and CEO of Regent Communications, Inc., a holding company in the radio broadcasting business (“Regent”). Since September 2010, he has served as non-executive Chairman of the Board of Adelante Media Group, LLC, a private company which owns and operates radio and television stations and specializes in Spanish language programming. Mr. Jacobs is a Fellow of the Casualty Actuarial Society, a professional organization focused on applying actuarial science to property, casualty and similar risk exposures and is a Member of the American Academy of Actuaries. In 2009, receivers were appointed to administer two commercial real estate development projects, since sold, that were owned or managed by JFP Group, LLC or its affiliates. Mr. Jacobs’ service with Regent, as well as principal executive officer experience at two privately-held companies, qualify him for membership on the Company’s Board and as an “audit committee financial expert” under SEC guidelines. Specifically, Mr. Jacobs’ position at Regent provided him with significant knowledge of and experience in capital management and allocation, public company financial statement preparation and strategic investment, the latter of which is also bolstered by Mr. Jacobs’ private equity experience. In his career, Mr. Jacobs has significant chief executive officer experience and has held board positions for 10 public companies, six private companies and nine charitable organizations. Through his professional memberships discussed above, Mr. Jacobs has developed significant experience in understanding and critically assessing risks in the property and casualty insurance industry, which the Board believes is valuable to the Company.
Gregory G. Joseph Age: 51 Director Since: 2008 Board Committees: Audit (Chair)	For more than five years, Mr. Joseph has been Executive Vice President, an attorney, and a principal of Joseph Automotive Group, a Cincinnati, Ohio-based company that manages a number of automobile dealerships and certain real estate holdings. From February 2003 until May 2008, he served on the board of directors of Infinity Property & Casualty Corporation, an insurance company primarily offering personal automobile insurance, the last two years as the lead director. Since 2005, Mr. Joseph has served on the Board of Trustees of Xavier University, a private university located in Cincinnati, Ohio. Mr. Joseph’s service as a lead director of a publicly traded provider of insurance products provided him with significant knowledge of and experience in the business operations of a publicly-traded insurance holding company, which is beneficial to the Company in light of the many issues applicable to the insurance industry. Additionally, Mr. Joseph’s extensive background and experience at public and private businesses enable him to provide to the Board insights and advice on the broad variety of situations and issues that the Board faces.

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William W. Verity Age: 55 Director Since: 2002 Board Committees: Corporate Governance (Chair) Compensation	Mr. Verity has been President of Verity & Verity, LLC (formerly known as Veritas Asset Management, LLC), an investment management company, since January 1, 2002, and prior to that, he was a partner of Pathway Guidance L.L.C., an executive consulting firm, from October 2000. Previously, Mr. Verity was Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components and worked as an associate in corporate finance at Alex. Brown & Sons, an investment bank, from 1985 to 1987. From 1994 to 2002, he served on the Board of Directors of Chiquita Brands International, Inc. (“Chiquita”), a leading international food products marketer and distributor. Mr. Verity’s position as the principal executive officer of a privately held company, his over ten years of experience with complex asset management issues as a result of his position with Verity & Verity, LLC, and his service on the Board of Chiquita, qualify him for membership on the Company’s Board and Corporate Governance and Compensation Committees. In addition, Mr. Verity’s executive consulting experience provides him insight into high-level corporate governance, executive compensation matters and business management matters, all of which the Company and the Board deal with on a regular basis.
John I. Von Lehman Age: 61 Director Since: 2008 Board Committees: Audit Corporate Governance	Mr. Von Lehman began his career as a certified public accountant for Haskins & Sells, a predecessor of Deloitte, LLP. For more than five years until his retirement in 2007, Mr. Von Lehman served as Executive Vice President, Chief Financial Officer, Secretary and a director of The Midland Company, an Ohio-based provider of specialty insurance products (“Midland”). He serves on the Board of Directors and as Chairman of the Audit Committee of Ohio National Mutual Funds and is involved with several Cincinnati-based charitable organizations. Mr. Von Lehman’s 18 years of service as CFO and director of another publicly traded provider of insurance products qualifies him for membership on the Company’s Board. Specifically, Mr. Von Lehman’s position at Midland provided him with significant knowledge of and experience in property and casualty insurance operations, investment portfolio oversight, capital management and allocation and public company financial statement preparation. In his capacity as a certified public accountant and Chief Financial Officer of Midland, Mr. Von Lehman developed significant experience in preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that compare to those of the Company and which qualify him as an “audit committee financial expert” under SEC guidelines. The depth in his understanding of internal control over financial reporting and risk assessment skills that evolved in his experience with Midland constitute attributes that the Board believes benefit the Company in light of its businesses.

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The Board of Directors recommends that shareholders vote FOR the election of these 11 nominees as directors.

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm

The Company’s Audit Committee Charter requires that the Audit Committee appoint annually an independent registered public accounting firm to serve as auditors. In February 2014, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2014.

Although the Audit Committee has the sole authority to appoint auditors, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration but may, nevertheless, continue to retain Ernst & Young. However, the Audit Committee in its discretion may engage a different registered public accounting firm at any time during the year if the Audit

Committee determines that such a change would be in the best interests of the Company whether or not the shareholders ratify the appointment.

Representatives of Ernst & Young are expected to be at the meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions from shareholders.

The Board of Directors recommends that shareholders vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for 2014.

Audit Fees and Non-Audit Fees

The following table presents fees for professional services performed by Ernst & Young for the years ended December 31, 2013 and December 31, 2012.

	2013	2012
Audit fees(1)	$6,928,000	$6,853,000
Audit related fees(2)	157,000	2,000
Tax fees(3)	163,000	164,000
All other fees(4)	156,000	105,000
Total	$7,404,000	$7,124,000
(1)	These aggregate fees were for audits of the financial statements (including services incurred to render an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), subsidiary insurance company audits, reviews of SEC filings, and quarterly reviews.
(2)	These fees relate primarily to due diligence on acquisitions.
(3)	These fees relate primarily to tax compliance engagements for preparation and review of foreign tax returns and certain collateralized loan obligations, in addition to other tax advisory services.
(4)	In 2013, these fees relate primarily to agreed-upon procedure engagements for certain collateralized loan obligation structures managed by AFG.

Proposal No. 3 — Advisory Vote on Compensation of our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Act”) requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (“say-on-pay”). The Dodd Act also provides that, at least once every six years, shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. We provided this opportunity to our shareholders at our 2011 annual meeting where over

90% of our shareholders voted to hold the “say-on-pay” advisory vote annually, in accordance with the recommendation of our Board of Directors.

As described in detail below under the heading “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our shareholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance

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results that benefit our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return. Shareholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.

The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Directors recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

Proposal No. 4 — Approval of Annual Senior Executive Bonus Plan

Shareholders are being asked to approve the Annual Senior Executive Bonus Plan (the “Executive Bonus Plan”). The following describes the material terms of the Executive Bonus Plan.

The Committee originally established the Executive Bonus Plan in 1996 to benefit of the shareholders of the Company by promoting high levels of corporate performance by including performance-based compensation as a component of a participant’s annual compensation.

This Executive Bonus Plan is being presented for shareholder approval at this time to incorporate several changes from the existing senior executive cash bonus plan relating to eligibility and so that the compensation expense for awards under the Executive Bonus Plan will be, to the extent permissible, tax deductible for the Company and not subject to the $1 million deductibility threshold under Section 162(m).

Under the Executive Bonus Plan, the Company may grant cash bonus awards to senior executive officers of the Company or a subsidiary based on the satisfaction of pre-established performance goals.

Administration

The Executive Bonus Plan is administered by the Committee, which is composed solely of three “outside directors” as defined under Section 162(m). The Committee has exclusive power to determine the conditions (including the specific annual performance goals consistent with the Executive Bonus Plan) to which the payment of the bonuses under the Executive Bonus Plan may be subject and to certify that performance goals are attained.

Performance Criteria and Goals

The Committee has flexibility under the Executive Bonus Plan to base awards on performance criteria involving one or more of the following performance-based business criteria, either on a Company, subsidiary, division, business unit or line of business basis or in comparison with peer group performance or to an index, as the Committee deems appropriate: net income or operating income; net income per share or operating income per share; aggregate or per-share book value or adjusted book value; written premiums (net or gross); return measures (including, but not limited to, return on assets, investment portfolio, capital, invested capital, equity, sales, or premiums); cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); combined ratios; share price (including, but not limited to, growth measures and total shareholder return); and increase in or maintenance of the Company’s market share. In the discretion of the Committee at the time of the grant of an award, any performance objective may be calculated after accounting for specified adjustments.

The Committee determines performance criteria for each participant annually and then establishes a performance goal and allocates a target bonus amount to be awarded upon attainment of each performance goal. The Committee may also structure goals with multiple potential levels of achievement. The performance criteria may differ from and carry a different weight from participant to participant. The maximum amount which may be awarded to any participant in any year is $5,000,000.

In order to receive the bonus amount allocated to a particular performance goal or level, that goal or level must have been fully met, or exceeded, for the plan year.

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If not met or satisfied, the award tied to a goal or level will not be payable. Further, under the Executive Bonus Plan, neither the Board nor the Committee retains any discretion to pay an excess amount above the established bonus amounts or to award any portion of the bonus amount allocated to a performance goal which has not been met by a participant.

As soon as practicable after the end of a calendar year, but no later than March 31, the Committee will certify in writing whether or not the performance goals of the participants have been attained and shall report to the Board the bonus amount, if any, to be paid to each participant.

If our shareholders do not approve the Executive Bonus Plan, the Committee may still approve cash bonus awards to participants based on achievement of the objectives set forth in the Executive Bonus Plan in order to maintain the market competitiveness of the Company’s executive compensation program. However, some of the amounts awarded under a plan not approved by shareholders may not be deductible as set forth in Section 162(m) which would result in an increase to our corporate tax liability.

Amendment and Termination

The Executive Bonus Plan has been adopted and approved by the Committee and will remain effective until terminated by the Board. The Board may at any time amend, suspend or terminate the Executive Bonus Plan. Any amendment or revision to the Executive Bonus Plan and/or performance goals that requires shareholder approval pursuant to Section 162(m) may be submitted to our shareholders for approval. Neither the Board nor the Committee has the discretion to increase compensation under the Executive Bonus Plan after performance goals are established and the period of service has commenced.

Recoupment of Awards

In the event of a restatement of materially inaccurate financial results, the Committee has the discretion to recover bonus awards that were paid under the Executive Bonus Plan to a participant with respect to the period covered by the restatement. If the payment of a bonus award would have been lower had the achievement of applicable financial performance targets been calculated based on such restated financial results, the Committee may, if it determines appropriate in its sole discretion, to the extent permitted by law, recover from the participant the portion of the bonus award paid in excess of the payment that would have been made based on the restated financial results.

Federal Income Tax Consequences

Executive Bonus Plan participants must generally recognize ordinary income equal to the bonus received. As discussed above, subject to Section 162(m), the Company will be entitled to a deduction for the same amount.

Acceleration of income, additional taxes, and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the Internal Revenue Code. To be compliant with Section 409A rules with respect to the timing of elections to defer compensation, distribution events and funding must be satisfied. The terms of the 2011 Plan are intended to ensure that awards under it will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A. Equity Bonus Plan participants must generally recognize ordinary income equal to the cash value of awards received. Subject to Section 162(m), the Company will be entitled to a deduction for the same amount.

New Plan Benefits

Grants of awards under the Annual Senior Executive Bonus Plan are subject to the certification and discretion of the Committee and are, therefore, not determinable at this time. Amounts paid to senior executive officers for 2013 under the program are included under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 31 of this proxy statement.

The Board of Directors recommends that shareholders vote FOR the approval of the Annual Senior Executive Bonus Plan.

Proposal No. 5 — Shareholder Proposal Regarding Certain Employment Matters

The Company has been informed that the proposal below will be presented at the 2014 annual meeting. We received this proposal from one of our shareholders. If the proponent, or a representative who qualifies under state law, is present at the 2014 annual meeting to submit the proposal for a vote, then the proposal will be voted upon. The shareholder proposal, including the supporting statement, is included exactly as submitted to us by the proponent. The Board of Directors recommends voting “AGAINST” the proposal and asks you to review our response which follows the proponent’s supporting statement. We will promptly provide you with the name, address and the number of voting securities held by the proponent, to our knowledge, upon receiving a written or oral request for such information.

Sexual Orientation Non-Discrimination Policy-2014

Whereas:  American Financial Group does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

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Over 90% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 95% of Fortune 100 companies, according to the Human Rights Campaign. Over 70% of the Fortune 100 and 57% of the Fortune 500 now prohibit discrimination based on gender identity or expression;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to an October, 2009 survey by Harris Interactive and Witeck-Combs, 44% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty-one states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 16 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity.

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May 2009, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved:  The Shareholders request that American Financial Group amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement:  Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. American Financial Group will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Board of Directors’ Position

Your Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

The Company has received nearly identical proposals in recent years. In all years, the proposal was defeated by a substantial majority of the votes cast.

The Board of Directors continues to believe that this proposal is unnecessary. The Company is an equal opportunity employer. We are fully committed to complying with all applicable equal employment opportunity laws. Furthermore, we believe that our current policies adequately reflect our strong commitment to non-discrimination, that we have already substantially implemented the principles reflected in the above proposal and that our current policies and practices fully achieve the objectives of this proposal.

The Company’s written employment policies prohibit discrimination on the basis of race, color, religion, sex, age, national origin, disability or any other legally protected status, and mirror the non-discrimination categories of federal law. Our non-discrimination policy applies to all areas of employment, including, but not limited to, hiring and recruitment, training, promotion, transfer, demotion, counseling and discipline, employee benefits and compensation and termination of employment.

We recognize the value of a diverse workforce. We are dedicated to ensuring that diversity helps our employees, customers, vendors and communities achieve their full potential. We continually strive to maintain a diverse workforce that meets the needs of our customers and the communities in which we work and live.

The Board of Directors recommends that shareholders vote AGAINST this proposal.

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Company Information

Management

The directors, nominees for director and executive officers of the Company are as follows. Ages and positions are provided as of March 31, 2014.

	Age	Position	Director or Executive Since
Carl H. Lindner III	60	Co-Chief Executive Officer, Co-President and Director	1979
S. Craig Lindner	59	Co-Chief Executive Officer, Co-President and Director	1980
Kenneth C. Ambrecht	68	Director	2005
John B. Berding	51	President of American Money Management Corporation and Director	2012
Joseph E. (Jeff) Consolino	47	Executive Vice President, Chief Financial Officer, Chairman of the Board of National Interstate Corporation and Director	2012
Virginia “Gina” C. Drosos	51	Director	2013
James E. Evans	68	Director	1976
Terry S. Jacobs	71	Director	2003
Gregory G. Joseph	51	Director	2008
William W. Verity	55	Director	2002
John I. Von Lehman	61	Director	2008
Michelle A. Gillis	45	Senior Vice President and Chief Administrative Officer	2013
Vito C. Peraino	57	Senior Vice President and General Counsel	2012

Michelle A. Gillis was elected Senior Vice President of the Company in March 2013 and serves in such role in addition to serving as Chief Administrative Officer. Since March 2012, she has served as Vice President and Chief Administrative Officer of the Company with responsibilities for Human Resources, Corporate Communications, Real Estate and various shared service areas. Since joining the Company in 2004, Ms. Gillis has held various senior human resource management positions with Great American Insurance Company and AFG. Previously, Ms. Gillis spent several years in senior human resources roles in the financial services sector.

Vito C. Peraino was elected Senior Vice President and General Counsel of the Company in March 2012. He previously served as Senior Vice President of Great American Insurance Company since 2002 and Assistant General Counsel of Great American Insurance Company since 2004. He also serves on the Board of Directors of the Company’s subsidiary, National Interstate Corporation. Since joining Great American Insurance Company in 1999, Mr. Peraino has held various executive claims management positions. Previously, Mr. Peraino spent several years in private practice and has represented various insurance industry entities as an attorney since 1981.

Information regarding all nominees for director and directors is set forth beginning on page 4 under “Proposals — Proposal No. 1 — Elect 11 Directors.”

Board of Directors and Committees

There are 11 members on the Board of Directors. The Board met seven times during 2013. No director of the

Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2013. The members of the Board are expected to be present at the annual meeting. All of the Directors serving on the Board at the time of last year’s annual meeting attended the meeting.

Committees of the Board

The committees of the Board consist of the Audit Committee, Compensation Committee and Governance Committee. Each committee is governed by a charter that defines its role and responsibilities and are available on the Company’s website at www.AFGinc.com under “Company — Board Committees”. A printed copy of these charters may be obtained by shareholders upon written request addressed to the Company’s Secretary, at the address set forth under “2014 Proxy Statement —  Summary — Company Communications.”

The Compensation Committee acts on behalf of the Board of Directors and, by extension, the shareholders to monitor adherence to the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. The Compensation Committee also acts as the oversight committee with respect to the Company’s deferred compensation plans, stock incentive plans, and bonus plans covering senior executive officers. In overseeing those plans, the Committee may delegate authority for day-to-day administration and interpretation of the plan, including selection of participants, determination of award levels within plan parameters, and approval

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of award documents, to officers of the Company. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s Co-CEOs. Additional information regarding the processes and procedures for establishing and overseeing executive compensation is provided in the “Compensation Discussion and Analysis”.

The Corporate Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members, as needed, and recommending to the Board director nominees for the next annual meeting of shareholders. The Corporate Governance Committee also facilitates participation by directors in continuing education programs, including accredited director education programs and structured internal programs presented by management.

Our Corporate Governance Guidelines identify some of the criteria used to evaluate prospective nominees for director. Our Corporate Governance Guidelines are available on the Company’s website at www.AFGinc.com.

Nominees for director will be recommended by the Corporate Governance Committee in accordance with the principles in its charter and the Corporate Governance Guidelines. When considering an individual candidate’s suitability for membership on the Board, the Corporate Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. Additionally, we consider it desirable for director candidates to have management experience, especially with public companies, and that a portion of such candidates have experience in the insurance and financial services industries. The Board seeks candidates with diverse experiences, qualifications, backgrounds and skills that the Board believes enable each candidate to make a significant contribution to the Board. The Board will also consider diverse Board candidates, including women and minorities, and individuals from both corporate positions and non-traditional environments such as government, academia, and nonprofit organizations.

The Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Ohio law and the Company’s Amended and Restated Code of Regulations (the “Regulations”) afford shareholders certain rights related to such matters. The Regulations provide that the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. The Regulations provide that only candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations will be considered by the Corporate Governance Committee and eligible for election at a meeting of shareholders. The Regulations require a shareholder wishing to nominate a director candidate to give the Secretary of the Company at least 90 and not more than 120 days prior written notice setting forth or accompanied by: (1) certain biographical, stock ownership and investment intent disclosures about the proposed nominee; (2) certain biographical, stock ownership and hedging or similar activity disclosures about the shareholder giving the notice and specified persons associated with such shareholder; (3) verification of the accuracy or completeness of any nomination information at the Company’s request; (4) a statement that a nomination that is inaccurate or incomplete in any manner shall be disregarded; (5) a representation that the shareholder was a record holder of the Company’s voting stock and intended to appear, in person or by proxy, at the meeting to make the nomination; and (6) the consent of each such nominee to serve as director if elected.

The Committee will make its determinations on whether to nominate an individual in the context of the Board as a whole based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other availale candidates. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. All director candidates are evaluated similarly, whether nominated by the Board or by a shareholder.

The Corporate Governance Committee did not seek, nor did it receive the recommendation of, any of the director candidates named in this proxy statement from any shareholder, independent director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.

The Audit Committee oversees the Company’s accounting and financial reporting process, audits of the financial statements, and internal controls over financial reporting. It meets with both the Company’s management and the Company’s independent registered public accounting firm. Each of the members of the Audit Committee is independent as defined by the NYSE and NASDAQ listing standards. The Company’s Board has determined that two of the Audit Committee’s members,

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Terry S. Jacobs, and John I. Von Lehman, are each considered to be an “audit committee financial expert” as defined under SEC Regulation S-K Item 407(d).

Audit Committee Report

The members of the Committee are Gregory G. Joseph (Chairman), Terry S. Jacobs, Virginia “Gina” C. Drosos and John I. Von Lehman. Each of the members of the Audit Committee is independent as defined by the NYSE and NASDAQ listing standards. The Board has determined that two of the four members of the Audit Committee are “audit committee financial experts” as defined in SEC regulations.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal control which management has established and the audit process.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (US) (PCAOB) and issuing reports thereon. The Committee’s responsibility is to monitor and oversee these processes. Additionally, the Audit Committee engages the Company’s independent registered public accountants who report directly to the Committee.

The Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements and the audit of internal control over financial reporting with management and the independent registered public accountants. The Committee discussed with the independent registered public accountants the matters required to be discussed by the PCAOB and relevant listing standards.

The Company’s independent registered public accountants also provided to the Committee the written disclosures and the letter pursuant to applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Committee concerning independence and the Committee discussed with the independent registered public accountants that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of AFG.

Based on the Committee’s discussions with management and the independent registered public accountants, the Committee’s review of the representation of management and the report of the independent registered public accountants to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

Members of the Audit Committee

Gregory G. Joseph, Chairman
Virginia “Gina” C. Drosos
Terry S. Jacobs
John I. Von Lehman

The following table identifies membership and the Chairman of each of the current committees of the Board, as well as the number of times each committee met during 2013.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee
Kenneth C. Ambrecht		Member	Member
Virginia “Gina” C. Drosos	Member		Member
Terry S. Jacobs	Member	Chair
Gregory G. Joseph	Chair
William W. Verity		Member	Chair
John I. Von Lehman	Member		Member
Meetings in 2013	9	3	6

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Director Compensation

The compensation program for non-employee directors during 2013 is shown in the following table:

Compensation Element	Non-Employee Director Compensation(1)
Board Member Annual Retainer	$50,000
Board Meeting Fee	$1,750 per meeting
Committee Chair Annual Retainer	$30,000 Audit $12,000 Compensation and Corporate Governance
Committee Member Annual Retainer	$12,000 Audit $6,000 Compensation and Corporate Governance
Committee Meeting Fee	$1,250 per meeting
Restricted Stock Award	$100,000
(1)	Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The Company reimburses non-employee directors for travel and lodging expenses incurred in connection with meeting attendance.

Non-employee Directors are required to hold AFG common stock with a value equal to six times their annual cash retainer.

Within three years after a non-employee director receives his or her first restricted stock award, as a consideration in the determination of his or her future service to AFG’s Board of Directors, each non-employee director must beneficially own shares of AFG common stock with a value of at least six times the then-current annual board retainer. All non-employee directors comply with the ownership requirements.

The following table sets forth information regarding compensation earned by, or paid to, the non-employee directors during 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)(1)	Total ($)
Kenneth C. Ambrecht	110,500	100,005	210,505
Virginia “Gina” C. Drosos	87,565	100,005	187,570
Theodore H. Emmerich(2)	44,178	—	44,178
Terry S. Jacobs	121,250	100,005	221,255
Gregory G. Joseph	122,964	100,005	222,969
William W. Verity	116,500	100,005	216,505
John I. Von Lehman	104,750	100,005	204,755
(1)	Calculated as the compensation cost for financial statement reporting purposes with respect to the annual stock grant under the Non-Employee Director Compensation Plan. See “Security Ownership of Certain Beneficial Owners and Management” on page 19 for detail on beneficial ownership of AFG common stock by directors.
(2)	Mr. Emmerich retired from the Board effective at the 2013 Annual Meeting of Shareholders.

Corporate Governance

Director Independence

In accordance with NYSE and NASDAQ rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines comply with the listing standards set forth by the NYSE and NASDAQ. Where the NYSE and NASDAQ rules on director independence conflict, the Company’s standards reflect the applicable rule which is more stringent to the director and the Company. Based on these standards, the Board determined that each of the following non-employee directors, namely Ms. Drosos and

Messrs. Ambrecht, Jacobs, Joseph, Verity and Von Lehman, is independent and has no relationship with the Company, except as a director and shareholder of the Company, and the Board intends to make such a determination as to each of these directors at the Board of Directors meeting following the 2014 annual meeting.

In reaching its independence determination regarding Mr. Joseph, the Board considered that the Company has acquired vehicles from, and had vehicles serviced by, automobile dealerships affiliated with a company of which

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Mr. Joseph is an executive and part owner. The amounts involved in these transactions were deemed by AFG’s Board of Directors not to be material.

Leadership Structure

The Board does not currently have a Chairman. Additionally, the Board does not have a formal policy as to whether the same person may serve as both the principal executive officer of the Company and Chairman. At the present time, the Board does not believe that such a policy is necessary because of its determination that the current Board membership, together with the Company’s management, possess the requisite leadership and industry skills, expertise and experiences to effectively oversee the business and affairs of the Company. Moreover, the Board prefers to retain the flexibility to select the appropriate leadership structure for the Company based upon the existence of various conditions, including, but not limited to, business, financial or other market conditions, affecting the Company at any given time.

The Company has two principal executive officers: Carl H. Lindner III and S. Craig Lindner, each of whom serves as a Co-Chief Executive Officer, Co-President and a director of the Company. Carl H. Lindner III also serves as Chairman of Great American Insurance Company and is primarily responsible for AFG’s property and casualty insurance operations and investor relations. S. Craig Lindner also serves as President of Great American Financial Resources, Inc. and is primarily responsible for AFG’s annuity operations and investments. While each Co-CEO functions within a clearly defined role with respect to the day-to-day operations of the Company, both Co-CEOs work closely with one another and are significantly involved in all aspects of Company management so that either could succeed the other in the event such a need arose.

The Board of Directors believes that the Company’s leadership structure aids in succession planning and provides the Company with significant executive depth and leadership experience. The Board has determined that the Company’s leadership structure is currently the most appropriate for the Company. To the extent it deems necessary, the Board intends to review the leadership structure of the Company from time to time and in the event of any potential change in the persons serving as executive officers, although no potential change is contemplated at this time.

Risk Oversight

The Company believes a role of management, including the named executive officers, is to identify and manage risks confronting the Company. The Board of Directors plays an integral part in the Company’s risk oversight, particularly in reviewing the processes used by management to identify and report risk, and also in monitoring corporate actions so as to minimize inappropriate levels of risk. The Board of Directors and its committees discuss risks that the Company faces at each regularly-scheduled meeting of the Board of Directors and in many committee meetings.

The Company’s leadership structure and overall corporate governance framework is designed to aid the Board in its oversight of management responsibility for risk. The Audit Committee serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002. Inherently, part of this review involves an evaluation of whether our financial reporting and internal reporting systems are adequately reporting the Company’s exposure to certain risks. In connection with this evaluation, the Audit Committee has, from time to time, considered whether any changes to these processes are necessary or desirable. While it has concluded that no such changes are warranted at this time, the Audit Committee will continue to monitor the Company’s financial reporting and internal reporting processes. In addition, pursuant to its charter, the Audit Committee is responsible for discussing with management the guidelines and policies related to enterprise risk assessment and risk management.

As more fully described under “Compensation Discussion and Analysis” in this proxy statement, the Compensation Committee takes an active role in overseeing risks relating to AFG’s executive compensation programs, plans and practices. Specifically, the Compensation Committee reviews the risk profile of the components of the executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and considers the risks an executive officer might be incentivized to take with respect to such components with special attention given to establishing a mix among these components that does not encourage excessive risk taking.

The Corporate Governance Committee contributes to the Company’s risk oversight process by reviewing the Company’s Corporate Governance Guidelines and Board committee charters at least annually to ensure that they continue to comply with any applicable laws, regulations, and stock exchange or other listing standards, as each are subject to change from time to time. The Corporate Governance Committee also oversees the director nomination process, the overall Board reporting structure and the operations of the individual committees.

Code of Ethics, Code of Conduct and Corporate Governance Principles

The Company has adopted a Code of Ethics applicable to all employees. The Company has also adopted Corporate Governance Guidelines. The Code and Guidelines are available on the Company’s website at www.AFGinc.com, under “Company.” A printed copy of the Code and Guidelines may be obtained by shareholders upon written

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request to the Corporate Secretary at the address set forth under “2014 Proxy Statement — Summary — Company Communications.”

Director Education

The Corporate Governance Committee facilitates participation by directors in continuing education programs, including accredited director education programs and structured internal programs presented by management.

Communications with Directors

The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Communications must be clearly addressed either to the Board of Directors, a committee of the Board or any or all of the independent directors, and sent to either of the persons listed under “2014 Proxy Statement — Summary — Company Communications,” who will forward any communications except for spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material:

Compensation Committee Interlocks and Insider Participation

None of the members of AFG’s Compensation Committee was at any time during 2013 or at any other time an officer or employee of the Company, and none had any relationship with the Company requiring disclosure as a related-person transaction. During 2013, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity as an executive officer of which served on our Compensation Committee.

Review, Approval or Ratification of Transactions with Related Persons

Stock exchange rules require the Company to conduct an appropriate review of all related party transactions (including those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, our Audit Committee Charter provides that the Audit Committee review and approve all related party transactions involving directors, executive officers and significant shareholders of the Company. In considering the transaction, the Committee may consider all relevant factors, including as applicable: the Company’s business rationale for entering into the transaction; the alternatives to entering into a related person transaction; whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and the overall fairness of the transaction to the Company.

While the Company adheres to this policy for potential related person transactions, the policy is not in written form (other than as a part of listing agreements with stock exchanges). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

Other than as follows, there were no such transactions in 2013 requiring disclosure under applicable rules. Subsidiaries of the Company employed a son of one of the Co-CEOs and a son-in-law of the other Co-CEO during 2013, and the individuals received compensation of $215,000 and $220,000 for 2013. A brother-in-law of S. Craig Lindner is a Senior Vice President with Raymond James Financial, Inc. During 2013, Raymond James received approximately $282,000 in commissions for equity transactions made by the Company and its subsidiaries, and the Company traded approximately $250 million principal amount of debt securities through Raymond James.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires AFG’s executive officers, directors and persons who own more than ten percent of AFG’s common stock to file reports of ownership with the SEC and to furnish AFG with copies of these reports. Like many companies, AFG assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on the Company’s involvement in the preparation and review of these reports, the Company believes that all filing requirements were met in 2013.

Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies that require its pre-approval for any audit and non-audit services to be provided to AFG by Ernst & Young LLP. The Audit Committee delegated authority to the Committee Chairman to pre-approve certain non-audit services which arise between meetings of the Audit Committee. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and pre-approved all of the audit and other services described above. No services were provided with respect to the de minimis waiver process provided by rules of the SEC.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of shares of common stock by each of the Company’s directors, board nominees and the named executive officers and by all directors and named executive officers of the Company as a group. The table also includes those who are known by the Company to own beneficially more than 5% of the issued and outstanding shares of common stock. Except as otherwise provided below, information in the table is as of February 28, 2014. Except as otherwise indicated, to the Company’s knowledge all shares of common stock are beneficially owned, and investment and voting power is held solely by the persons named as owners. The addresses of Carl H. Lindner III, S. Craig Lindner and Edyth B. Lindner are 301 East Fourth Street, Cincinnati, Ohio, 45202.

Common Stock Ownership	Beneficial Ownership Amount(1)	Percent of Class (* means less than 1%)
Carl H. Lindner III(2)	7,131,842	7.9%
S. Craig Lindner(3)	4,663,067	5.2%
Kenneth C. Ambrecht	25,667	*
John B. Berding(4)	277,407	*
Joseph E. (Jeff) Consolino	119,780	*
Virginia “Gina” C. Drosos	2,043	*
James E. Evans	423,682	*
Terry S. Jacobs(5)	4,622	*
Gregory G. Joseph(6)	66,423	*
William W. Verity	7,335	*
John I. Von Lehman	10,333	*
Vito C. Peraino	183,801	*
All Directors, Nominees and Named Executive Officers as a group (12 persons)(7)	10,216,680	11.2%
Security Ownership of 5% Beneficial Owners
Edyth B. Lindner(8)	7,182,924	8.0%
Black Rock, Inc.(9)	4,789,736	5.3%
(1)	Includes the following numbers of shares that may be acquired within 60 days of February 28, 2014 through the exercise of options held by such person: Carl H. Lindner III — 320,000; S. Craig Lindner — 287,500; John B. Berding — 186,840; Joseph E. (Jeff) Consolino — 5,000; James E. Evans — 294,872; and Vito C. Peraino — 119,272. Shares owned also include the following numbers of shares owned through a Company retirement plan: 29,283 shares by Mr. S. Craig Lindner; 1,202 by John B. Berding; and 30,485 by all directors and executive officers as a group. Shares owned do not include 9,479 shares and 1,000 shares, respectively, owned as of February 28, 2014 of common stock of National Interstate Corporation, a subsidiary of the Company, by Mr. Consolino and Mr. Peraino. For Mr. Berding and Mr. Evans, shares owned excludes shares held in the RASP, for which each serves on the Administrative Plan Committee, other than those shares allocated to his personal RASP account.
(2)	Includes 2,403,173 shares held in a trust for which he holds voting and dispositive power; 37,200 shares held by a trust over which his spouse has voting and dispositive power; 209,257 shares held in two trusts over which his spouse has dispositive power; 1,341 shares in trust by one of his children; 1,348,500 shares held in a limited liability company over which shares he holds dispositive power; 2,338,000 shares owned by a limited liability company and 51,676 shares held in a trust over which he shares voting and dispositive power with S. Craig Lindner; 334,994 shares held by a charitable foundation over which he shares voting and dispositive power with S. Craig Lindner and Edyth B. Lindner; and 87,701 shares held in a charitable foundation over which he shares voting and dispositive power with his spouse.
(3)	Includes 1,455,650 shares held in his trust over which he has voting and dispositive power; 112,461 held by a trust over which his spouse has voting and dispositive power; 2,338,000 shares owned by a limited liability company and 51,676 shares held in a trust over which he shares voting and dispositive power with Carl H. Lindner III; 334,994 held by a charitable foundation over which he shares voting and dispositive power with Carl H. Lindner III and Edyth B. Lindner; and 53,503 held by a charitable foundation over which he shares voting and dispositive power with his spouse.
(4)	Shares of common stock include 233 shares held by a family trust.
(5)	Mr. Jacobs has pledged 4,622 shares as collateral under loan agreements.

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(6)	Includes 63,423 shares held by companies in which he is a shareholder and for which he serves as an executive officer or director and 3,000 shares held by a family partnership in which he holds a 25% interest.
(7)	Shares held by all directors, nominees and executive officers as a group include shares over which Carl H. Lindner III and S. Craig Lindner share voting and dispositive power only once.
(8)	Includes 6,847,930 shares held in a family trust over which she has voting and dispositive power. Also includes 334,994 shares held in a charitable foundation over which she shares voting and dispositive power with Carl H. Lindner III and S. Craig Lindner.
(9)	Black Rock, Inc.’s address is 40 East 52nd Street New York, New York, 10022. Share information based on Schedule 13G/A filed by Black Rock, Inc. on January 27, 2014.

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Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our named executive officers, or “NEOs,” whose compensation is displayed in the 2013 Summary Compensation Table and the other compensation tables contained in this proxy statement. We also provide an overview of our executive compensation philosophy and we explain how and why the Compensation Committee arrives at specific compensation policies and decisions.

Our 2013 NEOs are our Co-Chief Executive Officers (“Co-CEOs”), principal financial officer and the three other most highly compensated executive officers employed at the end of 2013. These persons include:

Carl H. Lindner III
Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)

S. Craig Lindner
Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)

Joseph E. (Jeff) Consolino
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

John B. Berding
President of American Money Management

James E. Evans
Senior Vice President and Executive Counsel

Vito C. Peraino
Senior Vice President and General Counsel

Overview of Compensation Program

The Compensation Committee of the Board of Directors has responsibility for reviewing and approving the compensation paid to the Company’s Co-CEOs, reviewing the compensation of the other Company senior executive officers and overseeing the executive compensation policies of the Company. The Compensation Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.

Compensation Philosophy and Objectives

AFG’s philosophy regarding executive compensation programs focuses on the balance of motivating, rewarding and retaining executives with a compensation package competitive among its peers, and maximizing shareholder value by designing and implementing programs that tie compensation earned to the performance of the Company. Guided by principles that reinforce the Company’s pay-for-performance philosophy for the past several years, named executive officer compensation has included base salary and eligibility for annual cash bonuses and long-term incentives such as stock options, restricted stock and stock awards and other compensation, including certain perquisites. A significant portion of each senior executive officer’s compensation is dependent upon the Company achieving business and financial goals and the executive achieving individual performance objectives.

At our 2013 annual meeting, AFG held an advisory vote on the compensation of its named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with almost 94% of votes cast in favor of our 2013 say-on-pay resolution. Based on the results of the 2013 say-on-pay vote, the Compensation Committee concluded that neither the compensation paid to the named executive officers nor AFG’s overall pay practices require substantial revision to address shareholder concerns.

Establishing Compensation Levels

As in prior years, compensation levels for the Co-CEOs were based primarily upon the Compensation Committee’s assessment of their leadership performance and potential to enhance long-term shareholder value. The Compensation Committee relies upon a combination of judgment and guidelines in determining the amount and mix of compensation elements for the Co-CEOs. The compensation levels for the other named executive officers are

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similarly determined by the Co-CEOs, and reviewed by the Compensation Committee, again based primarily upon the assessment of each named executive officer’s leadership performance and potential to enhance long-term shareholder value.

Key factors affecting the Compensation Committee’s judgment with respect to the Co-CEOs include the nature and scope of their responsibilities and their effectiveness in leading initiatives to effectively manage capital and increase shareholder value, productivity, profitability and growth. The Compensation Committee also considers the compensation levels and performances of a comparison group of publicly-held insurance companies (collectively, the “Compensation Peer Group”) in reviewing the appropriateness and competitiveness of the Company’s compensation programs. The Compensation Committee believes, however, that the peer review should be simply a point of reference for measurement, not a determinative factor for executive compensation. The purpose of this research is not to supplant the analyses of the individual performance of the executive officers that the Compensation Committee considers when making compensation decisions, but rather to serve as additional data utilized by the Compensation Committee in its analysis. The Compensation Peer Group, which is periodically reviewed and updated by the Compensation Committee, consisted in 2013 of companies against which the Compensation Committee believes AFG competes for talent and for shareholder investment, and in the marketplace for business. The Compensation Peer Group is identical to the group utilized in 2012. In analyzing market pay levels among the Compensation Peer Group, the Compensation Committee factors into its analysis the large variance in size (both in terms of revenues and market capitalization) among the companies.

The companies comprising the Compensation Peer Group during 2013 were as follows:

•	ACE Limited
•	Arch Capital Group Ltd.
•	The Chubb Corporation
•	Cincinnati Financial Corporation
•	CNA Financial Corp.
•	The Hartford Financial Services Group, Inc.
•	HCC Insurance Holdings, Inc.
•	Markel Corporation
•	RLI Corp.
•	W. R. Berkley Corporation
•	XL Group plc

The Compensation Committee and the Co-CEOs analyze peer group and industry pay rates at least annually using relevant published survey sources available. In addition,

the Compensation Committee and the Co-CEOs analyze information reported in the SEC filings of companies in the Compensation Peer Group and compiled by a service provider.

The Compensation Committee determined that the types of compensation paid to the Company’s senior executives (i.e. annual salary, performance bonus, equity incentives, retirement plan contributions and perquisites) are similar to those paid to senior management at companies in the Compensation Peer Group. Although the Company seeks to offer a level of total compensation to our executive officers that is competitive with the compensation paid by companies in the Compensation Peer Group, we do not target or benchmark a particular percentile with respect to our executives’ total pay packages or any individual components thereof. Rather, the Compensation Committee’s consideration of the compensation levels and performances of the companies in the Compensation Peer Group constitutes just one of many of the factors described in this Compensation Discussion and Analysis, and such peer group data is considered generally and not as a substitute for the Compensation Committee’s discharge of its fiduciary duties in making executive officer compensation decisions.

The Compensation Committee has also noted that, except for the acceleration of vesting of equity awards under the Company’s shareholder approved equity incentive plans upon a change in control, which acceleration applies to all holders of awards under such plans, no amounts become payable to the named executive officers under severance or change in control arrangements, unlike many of the executive officers of the companies in the Compensation Peer Group.

Based upon all these factors, the Compensation Committee believes it is in AFG shareholders’ best long-term interest for the Compensation Committee to ensure that the overall level of compensation, especially the aggregate total of salary, bonus and equity-based awards, is competitive with companies in the Compensation Peer Group. The Compensation Committee continues to believe that the quality, skills and dedication of executive leaders are critical factors affecting the long-term value of the Company. Therefore, the Compensation Committee and the Co-CEOs continue to try to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible and align the interests of AFG’s executives with those of AFG’s shareholders.

The Compensation Committee’s decisions concerning the specific 2013 compensation elements for the Co-CEOs were made within this framework. The Compensation Committee also considered each Co-CEO’s performance and prior-year salary, bonus and other compensation. In all cases, specific decisions involving 2013 compensation were ultimately based upon the Compensation Commit

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tee’s judgment about the Co-CEOs’ performance, potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value without subjecting the Company to inappropriate or unreasonable risk.

Tally Sheets

The Compensation Committee reviews a comprehensive tally sheet compiled internally to review all elements of the named executive officers’ compensation. The tally sheets reviewed include all of the information that is reflected in the Summary Compensation Table as well as amounts and descriptions of perquisites not required to be specifically identified by SEC regulations, generally due to the fact that the amount of such items is not deemed material under applicable SEC regulations. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements. Such analysis has become an important component in the Compensation Committee’s review of named executive officer compensation as various components, including perquisites, are deemed by the Compensation Committee to be important elements of an executive’s overall compensation. This also allows the Compensation Committee to make compensation decisions and evaluate management recommendations based upon a complete analysis of an executive’s total compensation.

To get a clearer picture of the total amount of compensation paid to the Company’s executive officers, the Compensation Committee annually reviews all components of the named executive officers’ total compensation package. This review includes salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and the contributions to and investment performance under the Company’s retirement plans. A tally sheet totaling all the above components was prepared for and reviewed by the Compensation Committee. The Compensation Committee noted the annual limitations agreed upon by the Compensation Committee and the Co-CEOs with respect to personal use of corporate aircraft (120 occupied flight hours each) and the executive insurance program ($300,000) and the fact that, if such limitations are exceeded, reimbursement is made based on the cost to the Company of providing those benefits.

Based on this review, the Compensation Committee found the named executive officers’ total compensation in the aggregate to be reasonable and consistent with the objectives of the Company’s compensation programs.

Wealth Accumulation

As part of its analysis and approval of the long-term equity incentive compensation, the Compensation Committee reviewed information relative to equity wealth accumulation of the named executive officers based on previous awards. The purpose of this analysis was to determine whether prior and proposed awards are likely to be effective for retention and as performance incentives to the named executive officers. The Compensation Committee was mindful of the substantial percentage ownership of the Company’s common stock by the Co-CEOs, and the effect of such ownership in aligning their interests with those of all of our shareholders.

Internal Pay Equity

The Compensation Committee does not apply fixed ratios when conducting an analysis of the relative difference between the Co-CEOs’ compensation and the compensation of the Company’s other senior executives. However, the Compensation Committee believes that the Company’s internal pay equity structure is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.

Outside Consultants

The Compensation Committee has the sole authority to retain and from time to time has considered the use of outside consultants to assist in evaluating the Company’s executive compensation programs and practices. While the Compensation Committee did not formally engage such a compensation consultant during 2013, it has obtained and considered studies and reports containing comparative market and industry-wide data, which were generated by professional compensation research firms. The Company has also surveyed publicly available compensation data. As a result, the Compensation Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s Compensation Peer Group and receive current information regarding the compensation developments in the marketplace.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that AFG may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The Compensation Committee attempts, to the extent practicable, to structure a significant portion of named executive officer compensation as “incentive-based.” As a result, the incentive compensation paid to the named executive officers should also satisfy the requirements for the “performance-based compensation” exception under Section 162(m), although no assurances can be made in this regard.

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Section 409A

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is AFG’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees so that they are either exempt from, or satisfy the requirements of, Section 409A. AFG believes it is currently operating such plans in compliance with Section 409A. However, no assurances can be made in this regard.

Compensation Components

For the fiscal year ended December 31, 2013, the principal components of compensation for named executive officers were:

•	base salary;
•	annual performance-based bonuses (including cash and stock awards);
•	long-term equity incentive compensation;
•	retirement and other related benefits; and
•	perquisites and other personal benefits.

Each of these components has a different risk profile:

Element	Description	Examples	Risk Profile
Base Salary	Fixed based on level of responsibility, experience, tenure and qualifications	• Cash	• Low to moderate
Annual Performance-Based Bonuses	Variable based on achievement of certain objectives	• Cash • Performance-Based Stock Awards	• High
Long-Term Equity Incentive Compensation	Variable based on responsibility and the achievement of longer term financial goals and shareholder value creation	• Stock Options • Restricted Stock Awards • Performance-Based Stock Awards	• Moderate to high
Retirement and Other Related Benefits	Satisfy employee retirement and tax planning needs	• Retirement & Savings plans • Deferred Compensation Plan	• Low
Perquisites and Other Personal Benefits	Satisfy employee health and welfare needs	• Health care • Life, Auto, Home Insurance • Security • Aircraft Usage • Entertainment • Lodging • Administrative	• Low

The Compensation Committee has reviewed the risk profile of the components of AFG’s executive compensation programs, including the performance objectives and target levels used in connection with incentive awards. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs make a substantial portion of each named executive officer’s compensation contingent on delivering performance results that benefit our shareholders. The Compensation Committee believes that AFG’s executive compensation programs incentivize the appropriate level of risk-taking behavior by its named executive officers needed to grow the business, while encouraging prudent decision-making that focuses on both short-term and long-term results.

The Compensation Committee continues to monitor and evaluate on an ongoing basis the mix of compensation, especially equity compensation, awarded to the named executive officers, and the extent to which such compensation aligns the interests of the named executive officers with those of AFG’s shareholders. In connection with this practice, the Compensation Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various compensation elements.

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Our Co-CEOs determine the compensation for the named executive officers other than themselves. The Compensation Committee reviews the levels of compensation determined by the Co-CEOs, and annually reviews the performance of the other named executive officers with the Co-CEOs. The Compensation Committee makes recommendations to the Board and the Co-CEOs with respect to general non-CEO compensation, incentive-compensation plans and equity-based plans.

Our Co-CEOs discuss with the Compensation Committee their thoughts on the Company’s performance, their performance, their current and future compensation levels, and the reported compensation of senior executives at the Compensation Peer Group prior to the time that the Compensation Committee takes any action with respect to setting the compensation of the Co-CEOs. The Co-CEOs also make recommendations to the Compensation Committee with respect to the EPS and Company Performance Components of the incentive compensation arrangements applicable to them. Specifically, the Co-CEOs recommended that these components from AFG’s business plan be considered in connection with 2013 compensation objectives and targets. The Compensation Committee considers this input in connection with its review and approval of corporate goals and objectives relevant to Co-CEO compensation, deliberation of Co-CEO performance in light of those goals and objectives, and determination of Co-CEO compensation levels based on this evaluation.

Base Salary

The Company pays salaries that are designed to attract and retain superior leaders. The Compensation Committee determines annual base salaries for the Co-CEOs that are appropriate, in its subjective judgment, based on each officer’s responsibilities and performance and input from the Co-CEOs themselves. The Co-CEOs set salaries for the other named executive officers, which are reviewed by the Compensation Committee. The Co-CEOs believe that such salaries are appropriate in light of the levels of responsibility of such officers and their individual contributions to the Company’s success. The base salaries for the Co-CEOs and Mr. Evans for 2013 remained the same as 2010-2012, and the base salaries of Mr. Berding and Mr. Peraino increased from $780,000 to $800,000 and from $505,000 to $521,538, respectively. The initial annual base salary of $800,000 for Mr. Consolino, whose employment commenced in February 2013, was set forth in his offer letter.

Annual Performance-Based Bonuses

Annual performance-based cash bonuses are designed to reward the current year performance of AFG as compared to AFG’s performance in prior years and its current year performance versus other companies in its market segment.

The Company believes that the overall performance of AFG is substantially related to the performance of its executives. If earned, cash bonuses, and with respect to the Co-CEOs, equity bonuses, are generally paid in the first quarter for the prior year’s performance.

Consistent with prior years, under the Annual Senior Executive Bonus Plan, the Compensation Committee, working with management, develops an annual bonus plan providing that a substantial portion of annual compensation is dependent on AFG’s performance. Participants in the Annual Senior Executive Bonus Plan during 2013 include the Co-CEOs and the other named executive officers except for Mr. Berding.

As discussed below, the Compensation Committee considered AFG’s business plan and budgeted targets in connection with its establishment of objectives in the EPS and Company Performance Components for 2013 applicable to the Co-CEOs under the Annual Senior Executive Bonus Plan. As in prior years, the Compensation Committee determined not to establish individual quantifiable measurements because the Compensation Committee believes that the Co-CEOs are ultimately jointly responsible for the achievement of such objectives. The Compensation Committee views the roles of the Co-CEOs as collaborative, as opposed to competitive, and thus does not seek to distinguish the performance of one from the other. Rather, the Compensation Committee scrutinized the Co-CEOs’ collective role in AFG’s achievement of EPS targets, developing management personnel, focus on investment portfolio performance and development and implementation of strategic transactions and initiatives to enhance shareholder value.

Individual areas of responsibility for named executive officers other than the Co-CEOs are assigned by the Co-CEOs as the year progresses. As discussed elsewhere in this Compensation Discussion and Analysis, bonuses for the other named executive officers are based on achievement with respect to an EPS Component, which is identical to the component used for Co-CEO bonus achievement, and an individual component determined by the Co-CEOs to address individual performance factors.

Annual Senior Executive Bonus Plan Components for 2013 and Bonus Amounts for Co-CEOs

The performance component for each Co-CEO equaled the sum of such Co-CEO’s bonuses for the EPS Component and Company Performance Component, both of which are discussed below.

The EPS Component was based on “Operating EPS” which was determined consistent with prior years. Operating EPS differs from AFG’s reported net earnings per share (determined in accordance with generally accepted accounting principles) by excluding realized gains and losses in the investment portfolio and certain

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other items that may not be indicative of AFG’s ongoing core operations. Further, any special charge taken as a result of an internal review of asbestos and environmental reserves is to be considered a non-core item. The Company Performance Component consisted of seven distinct performance goals.

Each Co-Chief Executive Officer had a target bonus tied to the EPS Component of $650,000 and could earn up to an additional $1,137,500 based on the proportionate achievement of the seven performance goals under the Company Performance Component.

Under the 2013 Executive Bonus Plan, each Co-CEO’s EPS Component ranged from $0 up to $1,137,500 (175% of the dollar amount of the target bonus allocated to the EPS Component), based on the following levels of Operating EPS achieved by the Company and its consolidated subsidiaries for 2013:

Operating EPS	Percentage of Bonus Target to be paid for EPS Component
Less than $3.50	0
$3.80	100%
$4.05 or more	175%

The Operating EPS target for 2013 was established by the Compensation Committee after reviewing the Company’s 2013 business plan prepared by management, approved by the Co-CEOs and reviewed with the Board of Directors. The 2013 target of $3.80 per share equaled the 2013 Operating EPS target in the Company’s business plan. In increasing the Operating EPS target for 2013 by over 8% from the Operating EPS target for 2012, the Compensation Committee considered the higher anticipated earnings in the Company’s property and casualty insurance operating results. The Compensation Committee determined that achieving the 2013 Operating EPS target would require substantial efforts on behalf of the entire organization, including Company senior management, and gave consideration to factors which might impact ongoing earnings, including, but not limited to, competition, market influences, governmental regulation and the Board of Directors’ desire to devote resources to other internal corporate objectives, such as acquisitions or start-ups.

One hundred percent of the EPS Component ($650,000) was to be paid if Operating EPS were $3.80 per share. If Operating EPS was above $3.50 but less than $3.80 or above $3.80 but less than $4.05, the EPS Component of the bonus was to be determined by straight-line interpolation. If Operating EPS was $4.05 or more, 175% of the EPS Component of the bonus was to be paid.

For 2013, AFG reported Operating EPS of $4.22. As a result, the Compensation Committee authorized the payment of a bonus of $1,137,500 (175% of the $650,000 bonus target allocated to the EPS Component) to each Co-CEO under the EPS Component.

Each Co-CEO could receive up to a maximum of $1,137,500 in bonus based on AFG’s overall performance after considering seven Company Performance Component goals determined by the Compensation Committee. The 2013 Company Performance Component metrics provided that each Co-CEO would receive one-seventh of the maximum bonus amount for each of the following Company Performance Component goals satisfied during 2013:

•	Grow book value per share (excluding appropriated retained earnings and unrealized gains/losses on fixed maturity securities, non-core asbestos and environmental charges and the cumulative effects of accounting changes and the amount of any dividends and other capital distributions made on AFG common stock) of at least 8.5%.
•	Achieve core return on equity of at least 9%.
•	Achieve specialty property and casualty calendar year combined ratio of 93 or below.
•	Achieve annuity and run-off long-term care and life insurance pre-tax, pre-interest expense operating earnings of $268 million.
•	Achieve returns on fixed income portfolio that exceed those of a custom composite benchmark constructed to reflect the fixed maturity asset allocation of the insurance industry.
•	Have AFG common stock outperform the S&P 500 Insurance Stock Index.
•	Maintain debt-to-total capital ratio of less than 22% (calculated consistent with past practice).

The Company’s performance in 2013 exceeded six of the seven performance goals, failing to achieve the goal in the third bullet point above. As a result, the Co-CEOs received $975,000 under the Company Performance Component, for a total of $2,112,500 when added with the EPS Component.

2013 Bonuses for Other Named Executive Officers

As discussed above, the named executive officers other than the Co-CEOs and Mr. Berding participate in the Company’s Annual Senior Executive Bonus Plan. The following table sets forth the bonus target amounts for 2013 for participants that were reviewed by the Compensation Committee. Each participant’s bonus was based 50% on the EPS Component and 50% on an individual performance component

Name	Total Bonus Target
Joseph E. (Jeff) Consolino	$1,000,000
James E. Evans	$650,000
Vito C. Peraino	$550,000

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For the named executive officers other than the Co-CEOs and Mr. Berding, the EPS Component was set at a maximum of 150% for Mr. Consolino and 125% for each of Mr. Evans and Mr. Peraino of the eligible bonus, based on the following levels of reported Operating EPS, calculated the same as for the Co-CEOs, achieved by the Company and its consolidated subsidiaries for 2013:

Operating EPS	Percentage
Less than $3.50	0
$3.80	100%
$4.05 or more	150%/125%

For 2013, AFG reported Operating EPS of $4.22. As a result, under the EPS Component of the 2013 Bonus Plan, bonuses were paid as follows: $750,000 to Mr. Consolino; $406,250 to Mr. Evans; and $343,750 to Mr. Peraino.

For 2013, each named executive officer, other than Mr. Berding, was eligible to receive a bonus ranging from 0% up to 150%, for Mr. Consolino, and 125%, for each of Mr. Evans and Mr. Peraino, of the target amount allocated to the Individual Performance Component as determined by the Co-CEOs based on the Co-CEOs’ subjective rating of the named executive officers relative to overall performance for 2013. The determination for each of the named executive officers includes a consideration of all factors deemed relevant, including, but not limited to: operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives; responses to unexpected developments; the development of management personnel; and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries. The Co-CEOs considered these factors, together with the respective roles of the named executive officers with respect to the consistent improvement in the Company’s operating performance over the past several years, and determined that the named executive officers receive the following: $750,000 to Mr. Consolino (150% of target); $406,250 to Mr. Evans (125% of target); and $330,000 to Mr. Peraino (120% of target).

As a result, the total bonuses paid to the named executive officers under the 2013 Bonus Plan, combining the above amounts, $1,500,000 to Mr. Consolino: $812,500 to Mr. Evans; and $673,750 to Mr. Peraino.

Mr. Berding’s bonus was subjectively determined by the Co-CEOs, taking into consideration Company profitability generally and the performance of the Company’s investment portfolio, specifically, as well as Mr. Berding’s performance for the year. Based on this subjective analysis, Mr. Berding was awarded a cash bonus of $1,300,000 for 2013.

Long-Term Equity Incentive Compensation

The Compensation Committee believes long-term equity incentive compensation encourages management to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in the Company through stock option grants and restricted stock awards that vest over time. The Compensation Committee believes that stock options and stock awards represent an important part of AFG’s performance-based compensation system. The Compensation Committee believes that AFG shareholders’ interests are well served by aligning AFG’s senior executives’ interests with those of its shareholders through the grant of stock options and stock awards. In determining the size of overall annual grants, the Compensation Committee takes into consideration the dilutive effect to shareholders of the additional shares which may be issued pursuant to stock-based awards as well as the expense to AFG as stock-based awards vest. The Compensation Committee believes that several features present in stock-based awards give recipients substantial incentive to maximize AFG’s long-term success. Specifically, the Compensation Committee believes that, because stock options vest at the rate of 20% per year and restricted stock “cliff” vests in four years, these awards promote executive retention due to the potential for forfeiture of options and restricted stock that have not fully vested upon departure from AFG.

Consistent with past practice, in February 2013, the Compensation Committee determined to award a portion of the long-term equity incentive compensation of several key executives, including each named executive officer, in restricted stock awards. The restricted stock awards vest in four years, or sooner upon the death or permanent disability of the recipient. The recipients are entitled to receive dividends on and vote the shares during the restriction period.

Equity award levels are determined based on award amounts for participants from previous years, market data, fair value of option grants, expense to AFG, the relative benefits to participants of such expense and the overall compensation level of such participants. Equity grants vary among participants based on their positions within the Company, and AFG believes that the consideration of these factors results in reasonable grant levels to its named executive officers and other employees. Options and restricted shares granted to the named executive officers are set forth in the Grants of Plan-Based Awards Table on page 33 of this proxy statement. In addition, Mr. Consolino was awarded 113,453 restricted shares of Company common stock, which vest ratably over three years, in connection with Mr. Consolino’s commencement of employment with the Company in order to make

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Mr. Consolino whole with respect to restricted shares of his previous employer held by him and subject to forfeiture due to his change of employment.

Equity awards are generally granted at a regularly scheduled Compensation Committee meeting in February after AFG issues a press release announcing results of the recently ended fiscal year.

Senior Executive Equity Bonus Plan

Under the Senior Executive Equity Bonus Plan, the Company may grant bonus awards in the form of shares of AFG common stock to the Co-CEOs and other senior executive officers of the Company and its subsidiaries, including the named executive officers, based upon the achievement of the performance goals set forth annually by the Compensation Committee. The Compensation Committee believes that payment in shares further aligns the interests of the participants with those of all shareholders.

For awards granted to date, including those payable for 2013, the Compensation Committee determined to utilize one performance criterion — book value per share growth over a specified period versus the book value per share growth over the same period of the peer group set forth below. The book value per share comparisons, for the Company and each peer group company, negate the effects of accounting changes, accumulated other comprehensive income and the impact of dividends and other capital distributions made on common shares. The Compensation Committee determined to adjust book value per share for the Company and the peer companies because it determined that failing to adjust for accounting changes could result in artificially inflating or decreasing book value per share and failing to adjust for other comprehensive income and the impact of distributions could influence Company decisions, like, for example, the timing and amount of dividends to be paid, in a manner not consistent with a goal of continuing to increase shareholder value. The peer group was designed to approximate the Company’s business mix of property and casualty insurance and annuities.

The Compensation Committee currently intends that awards under the Senior Executive Equity Bonus Plan reward long-term Company performance and has adopted rolling three-year performance periods. In order to retain a performance equity compensation component for participants in the two years preceding the end of the initial three-year performance period, the Committee has, to date, approved performance goals based on one year and two year performance in addition to three year performance. After the initial grants to each participant, annual grants have been based on three year performance.

The participants under the Equity Bonus Plan for awards payable for 2013 were the Co-CEOs, Mr. Berding and Mr. Consolino. The maximum amount payable to each Co-CEO was $5,000,000, and the maximum amount payable to each of Mr. Berding and Mr. Consolino was $1,500,000. The actual amount payable was determined as follows. If the Company’s growth from January 1, 2011 to December 31, 2013 in book value per share exceeded that of all of the other peer companies, then each Co-CEO would receive the maximum of $5,000,000. If the Company’s growth from January 1, 2013 to December 31, 2013 in book value per share exceeded that of all of the other peer companies, then each of Mr. Berding and Mr. Consolino would receive the maximum of $1,500,000. If the Company’s growth in book value per share placed it in the fourth (lowest) quartile of the peer companies, no bonus would be payable to any participant. If the Company’s growth in book value per share exceeded the fourth (lowest) quartile of the peer companies but did not exceed that of all peer companies, each participant would be entitled to a bonus amount calculated by applying straight line interpolation rounded to the nearest whole dollar amount for growth in book value per share between 0% (for being in the fourth (lowest) quartile of peer companies) and 100% (for growth in book value per share exceeding that of all other peer companies).

The Company’s growth in book value per share for the period from January 1, 2011 through December 31, 2013 placed it fifth in comparison to the peer companies. As a result, each Co-CEO received a bonus of $3,947,368 for 2013, payable (after taxes withheld) through the issuance of 36,222 shares of AFG common stock. The Company’s growth in book value per share for the period from January 1, 2013 through December 31, 2013 placed it twelfth in comparison to the peer companies. As a result, each of Mr. Berding and Mr. Consolino received a bonus of $631,579 for 2013, payable (after taxes withheld) through the issuance of 5,796 shares of AFG common stock.

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The peer group for awards under the Senior Executive Equity Bonus Plan payable for 2013 did not change from 2012 and consists of the following companies:

Ace Limited
Alleghany Corp.
American Equity Investment Life Holding Co.
American National Insurance Co.
Arch Capital Group Ltd.
Argo Group International Holdings, Ltd.
Baldwin & Lyons Inc.
The Chubb Corporation
Cincinnati Financial Corp.
CNA Financial Corporation
CNO Financial Group, Inc.
Hanover Insurance Group, Inc.	The Hartford Financial Services Group, Inc.
HCC Insurance Holdings, Inc.
Horace Mann Educators Corp.
Lincoln National Corp.
Markel Corporation
Metlife, Inc.
National Western Life Insurance Co.
Protective Life Corp.
RLI Corp.
Travelers Companies, Inc.
W.R. Berkley Corporation
XL Group plc

Recovery of Prior Awards

Other than as specifically provided with regard to awards paid under the Senior Executive Equity Bonus Plan and the Annual Senior Executive Bonus Plan, AFG does not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment. Nevertheless, the Company is subject to the provisions of Section 304 of the Sarbanes-Oxley Act, with its recoupment requirements. In addition, each of the Senior Executive Equity Bonus Plan and the Annual Senior Executive Bonus Plan contain specific provisions regarding recovery of awards in the event of restatement of materially inaccurate financial results.

Retirement and Other Related Benefits

The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG provides retirement benefits to qualified employees through the 401(k) Retirement and Savings Plan (“401(k) RASP”), a defined contribution plan. AFG makes discretionary contributions to the retirement fund portion of the plan and matches a percentage of employee contributions to the savings fund. The amount of such contributions and matching payments are based on a percentage of the employee’s salary up to certain thresholds. AFG also makes available to certain employees benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions in the retirement contribution portion of the 401(k) RASP are limited by IRS regulations to have an additional benefit to the 401(k) RASP.

The Company also maintains a Deferred Compensation Plan pursuant to which certain employees of AFG and its subsidiaries (currently those paid $110,000 or more annually) may defer up to 80% of their annual salary and/or bonus. For 2013, participants could elect to have the value of deferrals earn a fixed rate of interest, set annually by the Board of Directors (3% in 2013); fluctuate based on the market value of AFG common stock, as adjusted to reflect stock splits, distributions, dividends; or earn interest as determined by one or more publicly traded mutual funds. A deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period. The Nonqualified Deferred Compensation Table on page 35 of this proxy statement discloses 2013 compensation earned by the named executive officers in connection with the Deferred Compensation Plan.

Perquisites and Other Personal Benefits

Perquisites, such as insurance coverage, security services, certain entertainment expenses, administrative staff attending to occasional personal matters, and the personal use of corporate aircraft, are made available to AFG’s executive officers. These benefits and the estimated costs to the Company of such benefits are included in the All Other Compensation table below on page 31. The Compensation Committee and the Co-CEOs have limited the benefit attributable to the Co-CEOs’ personal use of corporate aircraft and insurance coverage. See “Tally Sheet” discussion above. The Company does not provide tax gross-up payments to named executive officers for any perquisites.

During 2013, as in prior years, the Company operated corporate aircraft used for the business travel of senior management of the Company and its subsidiaries. The Board has encouraged the use of corporate aircraft for the travel needs of the Company’s Co-CEOs, including personal travel, in order to minimize and more efficiently

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utilize their travel time, protect the confidentiality of their travel and the Company’s business, and enhance their personal security. Notwithstanding, the Compensation Committee and the Co-CEOs jointly acknowledge that such aircraft use is a personal benefit, and as such, the Compensation Committee considers the cost to the Company of such use to be an element of the total compensation paid to these individuals.

The Compensation Committee believes these perquisites to be reasonable, particularly as a part of total executive compensation, comparable with peer companies and consistent with the Company’s overall executive compensation programs.

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Executive Compensation

Summary Compensation Table

The following table summarizes the aggregate compensation paid to or earned by the named executive officers for each of the last three years. Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates for the years indicated. Amounts shown relate to the year indicated, regardless of when paid. AFG has no employment agreements with the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Carl H. Lindner III Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)	2013	1,150,000	—	4,695,538	755,110	2,112,500	943,693	9,656,841
	2012	1,150,000	—	4,858,396	651,320	817,700	921,842	8,399,258
	2011	1,150,000	—	4,328,086	624,500	1,521,000	894,363	8,517,949
S. Craig Lindner Co-Chief Executive Officer and Co-President (Co-Principal Executive Officer)	2013	1,150,000	—	4,695,538	755,110	2,112,500	961,595	9,674,743
	2012	1,150,000	—	4,858,396	651,320	817,700	928,835	8,406,251
	2011	1,150,000	—	4,328,086	624,500	1,521,000	992,508	8,616,094
Joseph E. (Jeff) Consolino Executive Vice President and Chief Financial Officer (Principal Financial Officer)(6)	2013	676,293	—	5,998,731	377,555	1,500,000	83,666	8,636,875
John B. Berding President of American Money Management	2013	800,000	1,300,000	1,080,481	453,066	—	80,375	3,713,922
	2012	780,000	1,031,250	388,722	390,792	—	78,844	2,669,608

James E. Evans Senior Vice President and Executive Counsel	2013	903,846	—	374,085	377,555	812,500	99,337	2,567,323
	2012	1,070,000	—	404,919	407,075	616,000	118,155	2,616,149
	2011	1,070,000	—	402,430	390,313	953,750	112,463	2,928,956
Vito C. Peraino Senior Vice President and General Counsel	2013	521,538	—	299,268	302,044	879,360	64,789	2,066,999
(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Deferred Compensation Plan.
(2)	Amount represents the dollar amount which will be expensed for financial statement reporting purposes over the vesting period of the award for compensation expense incurred by the Company in connection with discretionary restricted stock awards made by the Compensation Committee under the 2005 Stock Incentive Plan and, with respect to the Co-CEOs for 2011, 2012 and 2013 and for Mr. Consolino and Mr. Berding for 2013, bonuses under the Senior Executive Equity Bonus Plan in the form of AFG common stock (as further described in the Compensation Discussion and Analysis section beginning on page 21 of this proxy statement) in each fiscal year in accordance with FASB ASC 718 (Compensation — Stock Compensation), rather than an amount paid to or realized.
(3)	Amount represents the grant date fair value which will be expensed for financial statement reporting purposes over the vesting period of the options in accordance with ASC 718, rather than an amount paid to or realized by the named executive officer. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized.
(4)	Amount represents payment for performance in the year indicated, whenever paid, under the Senior Executive Annual Bonus Plan as further described in the “Compensation Discussion and Analysis” section beginning on page 21 of this proxy statement. These bonus payments were made pursuant to a performance-based annual bonus plan and, therefore, do not appear in the bonus column. Includes, for Mr. Peraino, $205,610 paid under a subsidiary incentive compensation plan.
(5)	See All Other Compensation chart below for amounts, which include perquisites, Company or subsidiary contributions or allocations under the defined contribution retirement plans and employee savings plan in which the named executive officers participate (and related accruals for their benefit under the Company’s benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company’s contributions to certain of the Company’s retirement plans) and Company paid group life insurance.

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(6)	As discussed above, Mr. Consolino became Executive Vice President of the Company in February 2013. The amount set forth under the column, “Salary” represents the portion of Mr. Consolino’s annual base salary of $800,000 paid in 2013. The amount set forth in the column, “Stock Awards” includes $4,993,067 in restricted shares (113,153 shares) of Company common stock which vest ratably over three years and were awarded in connection with Mr. Consolino’s commencement of employment with the Company in order to make Mr. Consolino whole with respect to restricted shares of his previous employer held by Mr. Consolino and subject to forfeiture due to his change of employment.

All Other Compensation — 2013

Item	C.H. Lindner III		S.C. Lindner		J.E. Consolino		J.B. Berding	J.E. Evans	V.C. Peraino
Group life insurance	$7,524		$4,902		$658		$2,622	$9,906	$4,902
Insurance (Auto/Home Executive Insurance Program)	300,000		300,000		19,726		18,824	14,868	6,847
Aircraft Usage	462,401	(1)	474,434	(1)	47,154	(2)	—	—	—
Annual RASP Contribution(3)	16,475		16,475		3,957		16,475	16,475	16,475
Annual Auxiliary RASP Contribution	30,000		30,000		—		30,000	30,000	25,002
Other(4)	127,293		135,784		12,171		12,454	28,088	11,563
Totals	$943,693		$961,595		83,666		$80,375	$99,337	$64,789
(1)	The Board of Directors has encouraged the Company’s Co-CEOs to use corporate aircraft for all travel whenever practicable for productivity, security and confidentiality reasons. On certain occasions, an executive’s spouse, other family members or guests may fly on the corporate aircraft. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft are included in the table. The amounts reported utilize a different valuation methodology than used for income tax purposes, where the cost of the personal use of corporate aircraft has been calculated using the Standard Industry Fare Level (SIFL) tables found in the tax regulations.
(2)	Amount included for Mr. Consolino relates solely to travel related to attending meetings of Boards of Directors, other than the Company, on which he serves.
(3)	Includes a Company 4½% match on employee 401(k) contributions.
(4)	Includes car, parking and related expenses; security services, meals and entertainment and administrative/secretarial services. For C.H. Lindner III and S.C. Lindner, security services were $38,929 and $38,929, respectively, and administrative/secretarial services were $66,500 and $75,900, respectively.

Potential Payments upon Termination or Change in Control

As described in the Compensation Discussion and Analysis section, the named executive officers do not have employment, severance or change in control agreements with the Company. In addition, any agreements, plans or arrangements that provide for payments to a named executive officer at, following, or in connection with any termination (including retirement) of such named executive officer, do not discriminate in scope, terms or operation in favor of the named executive officer, and are available generally to all salaried employees. All options and restricted shares granted under the Company’s shareholder approved equity compensation plans provide for the acceleration of vesting upon a change in control.

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pg. 32

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)(4)	Closing Market Price on the Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Carl H. Lindner III	2/21/2013	—	—	—	—	—	—	—	50,000	44.01	44.02	755,110
	2/21/2013	—	—	—	—	—	—	17,000	—	—	44.02	748,170
	2/21/2013	0	650,000	2,275,000	—	—	—	—	—	—	—	—
	2/21/2013	—	—	—	—	—	5,000,000	—	—	—	—	—
S. Craig Lindner	2/21/2013	—	—	—	—	—	—	—	50,000	44.01	44.02	755,110
	2/21/2013	—	—	—	—	—	—	17,000	—	—	44.02	748,170
	2/21/2013	0	650,000	2,275,000	—	—	—	—	—	—	—	—
	2/21/2013	—	—	—	—	—	5,000,000	—	—	—	—	—
Joseph E. (Jeff) Consolino	2/21/2013	—	—	—	—	—	—	—	25,000	44.01	44.02	377,555
	2/21/2013	—	—	—	—	—	—	121,953	—	—	44.02	5,367,152
	2/21/2013	0	1,000,000	1,500,000	—	—	—	—	—	—	—	—
	2/21/2013	—	—	—	—	—	1,500,000	—	—	—	—	—
	2/21/2013	—	—	—	—	—	1,500,000	—	—	—	—	—
	2/21/2013	—	—	—	—	—	1,500,000	—	—	—	—	—
John B. Berding	2/21/2013	—	—	—	—	—	—	—	30,000	44.01	44.02	453,066
	2/21/2013	—	—	—	—	—	—	10,200	—	—	44.02	448,902
	2/21/2013	—	—	—	—	—	1,500,000	—	—	—	—	—
	2/21/2013	—	—	—	—	—	1,500,000	—	—	—	—	—
	2/21/2013	—	—	—	—	—	1,500,000	—	—	—	—	—
James E. Evans	2/21/2013	—	—	—	—	—	—	—	25,000	44.01	44.02	377,555
	2/21/2013	—	—	—	—	—	—	8,500	—	—	44.02	374,085
	2/21/2013	0	650,000	812,500	—	—	—	—	—	—	—	—
Vito C. Peraino	2/21/2013	—	—	—	—	—	—	—	20,000	44.01	44.02	302,044
	2/21/2013	—	—	—	—	—	—	6,800	—	—	44.02	299,268
	2/21/2013	0	550,000	687,500	—	—	—	—	—	—	—	—
(1)	These columns show the range of payouts targeted for 2013 performance under the Annual Senior Executive Bonus Plan with respect to the Co-CEOs and the remaining named executive officers. These amounts, paid in 2014, are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” because these awards were recognized in 2013 for financial statement reporting purposes.
(2)	These columns represent grants made under the Senior Executive Equity Bonus Plan. Award payment based on the Company’s growth in book value per share compared to peer companies. Awards granted to C. H. Lindner III and S. C. Lindner are based on growth in book value per share compared to the peer companies over three year periods. Awards granted to J. E. Consolino and J. B. Berding in 2013 are based on growth in book value per share compared to the peer companies over one, two and three year periods. There is no threshold or target amount, and participants can receive up to 100% of maximum denominated in dollars but paid in shares of Company common stock.
(3)	These employee stock options were granted pursuant to the Company’s stock incentive plan and become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. The options become fully exercisable in the event of death or disability or upon a change in control of the Company. More discussion regarding the Company’s stock incentive plan can be found in the Compensation Discussion and Analysis section beginning on page 21 of this proxy statement.
(4)	Stock options are granted at an exercise price equal to the average of the high and low trading prices on the date of grant.
(5)	This column represents, with respect to stock options, the aggregate full grant date fair value in accordance with ASC 718 of options granted during the year. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the amount received by the executive upon exercise will equal the ASC 718 value.

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pg. 33

Outstanding Equity Awards at Fiscal Year-End

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Carl H. Lindner III	02/22/2006	32,000		26.89	02/22/2016
	02/22/2007	75,000		36.57	02/22/2017
	02/21/2008	75,000		27.20	02/21/2018
	02/12/2009	30,000	7,500	19.10	02/12/2019
	02/11/2010	30,000	20,000	24.83	02/11/2020	17,500	1,010,100
	02/16/2011	20,000	30,000	34.34	02/16/2021	18,750	1,082,250
	02/23/2012	10,000	40,000	38.11	02/23/2022	17,000	981,240
	02/21/2013		50,000	44.01	02/21/2023	17,000	981,240
	03/15/2011							5,000,000
	02/23/2012							5,000,000
	02/21/2013							5,000,000
S. Craig Lindner	02/22/2007	75,000		36.57	02/22/2017
	02/21/2008	75,000		27.20	02/21/2018
	02/12/2009	30,000	7,500	19.10	02/12/2019
	02/11/2010	30,000	20,000	24.83	02/11/2020	17,500	1,010,100
	02/16/2011	20,000	30,000	34.34	02/16/2021	18,750	1,082,250
	02/23/2012	10,000	40,000	38.11	02/23/2022	17,000	981,240
	02/21/2013		50,000	44.01	02/21/2023	17,000	981,240
	03/15/2011							5,000,000
	02/23/2012							5,000,000
	02/21/2013							5,000,000
Joseph E. (Jeff) Consolino	02/21/2013		25,000	44.01	02/21/2023
	02/21/2013					121,953	7,039,127
	02/21/2013							1,500,000
	02/21/2013							1,500,000
	02/21/2013							1,500,000
John B. Berding	02/22/2007	41,016		36.57	02/22/2017
	09/28/2007	20,000		28.61	09/28/2017
	02/21/2008	46,324		27.20	02/21/2018
	02/12/2009	20,000	5,000	19.10	02/12/2019
	02/11/2010	15,000	10,000	24.83	02/11/2020	28,279	1,632,639
	02/16/2011	11,000	16,500	34.34	02/16/2021	10,313	595,266
	02/23/2012	6,000	24,000	38.11	02/23/2022	10,200	588,744
	02/21/2013		30,000	44.01	02/21/2013	10,200	588,744
	02/21/2013							1,500,000
	02/21/2013							1,500,000
	02/21/2013							1,500,000
James E. Evans(4)	02/24/2005	4,931		20.28	12/31/2016
	02/22/2006	51,283		26.89	12/31/2016
	02/22/2007	62,500		36.57	12/31/2016
	02/21/2008	58,824		27.20	12/31/2016
	02/12/2009	6,250		19.10	12/31/2016
	02/11/2010	31,250		24.83	12/31/2016
	02/16/2011	31,250		34.34	12/31/2016
	02/23/2012	31,250		38.11	12/31/2016
	02/21/2013	25,000		44.01	12/31/2016
Vito C. Peraino	02/24/2005	16,622		20.28	02/24/2015
	02/22/2006	22,500		26.89	02/22/2016
	02/22/2007	18,750		36.57	02/22/2017
	02/21/2008	18,000		27.20	02/21/2018
	02/12/2009	14,400	3,600	19.10	02/12/2019
	02/11/2010	6,600	4,400	24.83	02/11/2020	3,850	222,222
	02/16/2011	4,800	7,200	34.34	02/16/2021	4,500	259,740
	02/23/2012	2,400	9,600	38.11	02/23/2022	4,080	235,498
	03/12/2012	600	2,400	37.60	03/12/2022	1,000	57,720
	02/21/2013		20,000	44.01	02/21/2023	6,800	392,496
(1)	Represents employee stock options that become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. They are generally exercisable for ten years. The options become fully exercisable in the event of death or disability or upon a change in control of the Company.

2014 Proxy Statement | Executive Compensation

pg. 34

(2)	Represents restricted shares which generally vest in three or four years following the award grant date. Shares vest in full in the event of death or disability or upon a change in control of the Company. The Compensation Committee accelerated the vesting of all restricted shares held by Mr. Evans in connection with their retirements from the Company.
(3)	Represents awards under the Senior Executive Equity Bonus Plan. Award payment based on the Company’s growth in book value per share compared to peer companies. Awards granted to C. H. Lindner III and S. C. Lindner are based on growth in book value per share compared to the peer companies over three year periods. Awards granted to J. E. Consolino and J. B. Berding in 2013 are based on growth in book value per share compared to the peer companies over one, two and three year periods. Participants can receive up to a maximum of the amount shown denominated in dollars but paid in shares of Company common stock.
(4)	The Compensation Committee accelerated the vesting and modified the option expiration dates for all options held by Mr. Evans in connection with his retirement as an employee of the Company.

Option Exercises and Stock Vested

The table below shows the number of shares of AFG common stock acquired during 2013 upon the exercise of options and restricted share awards which vested in 2013.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Carl H. Lindner III	50,000	1,318,335	11,250	490,500
S. Craig Lindner	82,500	2,281,253	11,250	490,500
Joseph E. (Jeff) Consolino	—	—	—	—
John B. Berding	80,480	2,126,740	47,028	2,327,348
James E. Evans	38,574	973,946	51,159	2,566,058
Vito C. Peraino	—	—	—	—
(1)	The dollar value realized reflects the difference between the closing price of the AFG common stock on the date of exercise and the stock option exercise price.
(2)	The dollar value realized reflects the market value of the vested shares based on the closing price of the AFG common stock on the vesting date or, if not a business day, the next succeeding business day.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG makes available to certain employees, including its named executive officers, benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions are limited by IRS regulations in the retirement contribution portion of the AFG Retirement and Savings Plan to have an additional benefit to the RASP.

The Company also maintains a Deferred Compensation Plan pursuant to which certain key employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.

The table below discloses information on the nonqualified deferred compensation of the named executives in 2013, including the Auxiliary RASP and the Deferred Compensation Plan. Mr. Consolino joined the Company during 2013 and was not eligible to participate in the Auxiliary RASP in 2013.

Name	Executive contributions in last FY($)	Registrant contributions in last FY($)(1)	Aggregate earnings in last FY($)(2)	Aggregate withdrawals/ distributions($)	Aggregate balances at last FYE($)
Carl H. Lindner III	—	30,000	498,732	—	2,726,465
S. Craig Lindner	—	30,000	644,417	—	2,335,363
Joseph E. (Jeff) Consolino	—	—	—	—	—
John B. Berding	—	30,000	236,674	—	1,053,330
James E. Evans	—	30,000	175,748	—	1,564,479
Vito C. Peraino	—	25,002	35,260	—	381,037
(1)	Represents Company contributions credited to participants’ Auxiliary RASP accounts which are included in All Other Compensation in the Summary Compensation Table on page 31.
(2)	Earnings are calculated by reference to actual earnings or losses of mutual funds and securities, including Company common stock, held by the plans.

2014 Proxy Statement | Executive Compensation

pg. 35

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Terry S. Jacobs (Chairman) William W. Verity Kenneth C. Ambrecht

Equity Compensation Plan Information

The following reflects certain information about shares of our common stock authorized for issuance (at December 31, 2013) under compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	6,608,614	$32.16	7,363,648	(1)
Equity compensation plans not approved by security holders	—	—	146,983	(2)
Total	6,608,614	$32.16	7,510,631
(1)	Includes 2.7 million shares issuable under the 2005 Stock Incentive Plan, 2.7 million shares issuable under AFG’s Employee Stock Purchase Plan, 1.8 million shares issuable under the Senior Executive Equity Bonus Plan and 105,253 shares issuable under AFG’s Non-Employee Directors’ Compensation Plan at December 31, 2013.
(2)	Represents shares issuable under AFG’s Deferred Compensation Plan. For a description of this plan, see “Compensation Discussion and Analysis — Retirement and Other Related Benefits on page 21.

2014 Proxy Statement | Executive Compensation

pg. 36

Other Matters

Electronic Access to Proxy Materials and Annual Report

As we did last year, we are delivering a Notice of Internet Availability of Proxy Materials to Shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders and Form 10-K. If you received a Notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and cast your vote. If you received a Notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice.

Shareholders also can elect to receive an email message that will provide a link to the Proxy Materials on the Internet. By opting to access your Proxy Materials via email, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Shareholders who have enrolled previously in the electronic access service will receive their Proxy Materials via email this year. If you received a Notice by mail and would like to receive your Proxy Materials via email, please follow the instructions included in the Notice.

Copies of Annual Report on Form 10-K

The Company makes available on its website all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. To access these filings, go to the Company’s website (www.AFGinc.com), click on “Investor Relations”

on the home page and select “Financial Information & SEC Filings” from the menu. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including financial statements and schedules, as filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Investor Relations
American Financial Group, Inc.
301 East Fourth Street
Cincinnati, Ohio 45202

Submitting Shareholder Proposals for the 2015 Annual Meeting of Shareholders

Under the rules and regulations of the SEC, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2015 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the anniversary date of this year’s proxy statement, or December 8, 2014. Our Regulations, as they may be amended from time to time, may contain additional requirements for matters to be properly presented at annual meetings of shareholders.

The proxy card used by AFG for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting for which adequate notice has not been received. In order for a notice to be deemed adequate for the 2015 annual meeting, it must be received by February 21, 2015.

2014 Proxy Statement | Other Matters

pg. 37

AMERICAN FINANCIAL GROUP, INC.
AMERICANFINANCIAL GROUP, INC.
301 EAST FOURTHSTREET
CINCINNATI, OH 45202
ATTN: KARLJ. GRAFE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE- 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M71256-P47988

KEEP THIS PORTION FORYOUR RECORDS

THIS PROXY CARDIS VALID ONLYWHENSIGNED AND DATED.

DETACH ANDRETURN THIS PORTION ONLY

AMERICAN FINANCIAL GROUP,INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For AllExcept" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Carl H. Lindner III
02) S. Craig Lindner
03) Kenneth C. Ambrecht
04) John B. Berding
05) Joseph E. (Jeff) Consolino
06) Virginia C. Drosos
07) James E. Evans
08) Terry S. Jacobs
09) Gregory G. Joseph
10) William W. Verity
11) John I. Von Lehman

The Board of Directors recommends you vote FORproposals 2, 3 and 4.

	For	Against	Abstain
2. Proposal to ratify the Audit Committee's appointment of Ernst & Young LLP as the Company's Independent Registered PublicAccounting Firmfor 2014.	☐	☐	☐
3. AdvisoryVote on Compensation of Named Executive Officers.	☐	☐	☐
4. Approval of Annual Senior Executive Bonus Plan.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
5. Shareholder Proposal Regarding Certain Employment Matters.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address changes/comments, mark here. ☐
(see reverse for instructions)

Please indicate ifyou plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. Allholders must sign. If a corporation or partnership, please sign in fullcorporate or partnership name by authorized officer.

Signature [PLEASE SIGNWITHIN BOX] Date

Signature (Joint Owners) Date